UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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BEAZER HOMES USA, INC. (Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

FROM OUR
CHAIRMAN
Dear Fellow Shareholders:

Fiscal 2024 brought both significant challenges and notable achievements. Despite headwinds from interest rates, affordability pressures and market uncertainty, we delivered strong financial results with net income of over $140 million and earnings per diluted share of $4.53. We also made substantial progress toward achievement of our three key multi-year goals:

1)having more than 200 active communities by the end of fiscal 2026;
2)achieving a net debt to net capitalization ratio below 30% by the end of fiscal 2026; and
3)fulfilling our commitment that all homes started by the end of calendar 2025 will meet the Department of Energy’s Zero Energy Ready standard.

During fiscal 2024, we grew our average active community count by approximately 16%, marking our third consecutive year of double-digit growth. We also invested approximately $776.5 million in land acquisition and land development, providing visibility into further community count growth in fiscal 2025 and beyond. While this led to a modest increase in our net debt to net capitalization ratio, we expect these investments to drive revenue growth and cash flow in fiscal 2025 and 2026, supporting our leverage reduction goals. Finally, our commitment to sustainability and corporate culture earned significant external recognition in fiscal 2024, as detailed in the ESG section below.

Looked at in total, in 2024 we advanced our strategic goals while maintaining our commitment to stakeholder well-being. Given our achievements and strong performance in a challenging environment, we respectfully seek your support for this year's say-on-pay proposal.

Before closing, we would also like to welcome John J. Kelley III to our Board of Directors. Mr. Kelley was appointed on August 1, 2024, and brings valuable expertise in governance and cybersecurity from his distinguished career, including his tenure as the General Counsel of Equifax, Inc. for more than a decade.
Entering fiscal 2025, we are well-positioned to achieve our goals through our differentiated product offering, strategic vision, and exceptional team. Thank you for your continued support.
ALLAN P. MERRILL
Chairman, President and Chief Executive Officer
Beazer Homes USA, Inc.
December 20, 2024

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on February 6, 2025:
This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended
September 30, 2024, are available free of charge on the Company’s website at
http://www.beazer.com

PROXY
STATEMENT SUMMARY
This summary provides an overview of the information contained within this proxy statement. We encourage you to read the entire proxy statement prior to voting.
ANNUAL MEETING OF STOCKHOLDERS ROADMAP
ANNUAL MEETING

When:	Thursday, February 6, 2025 8:30 a.m. (Eastern time)	Where:	Hyatt Regency Atlanta Perimeter at Villa Christina 4000 Summit Boulevard Atlanta, Georgia 30319

Stockholders of record as of the close of business on December 12, 2024 are entitled to notice of, and to vote at, the annual meeting.

We are pleased to announce that we are delivering your proxy materials for the 2025 annual meeting of stockholders via the Internet. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a letter to our stockholders notifying them that these materials are available on the Internet and how these materials may be accessed. This letter, which we refer to as our “Notice and Access Letter,” will be mailed to our stockholders on or about December 20, 2024.

Our Notice and Access Letter will instruct you on how to access and review our proxy statement for the 2025 annual meeting of stockholders and our annual report for the fiscal year ended September 30, 2024. It will instruct you on how you may vote your proxy via the Internet, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice and Access Letter. Unless requested, you will not receive printed proxy materials by mail.
Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to vote as soon as possible.
VOTING MATTERS

PROPOSAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE
Election of directors	For Each Nominee	16
Ratification of appointment of independent auditors	For	23
Approval of an advisory vote on executive compensation	For	25

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2024 BUSINESS HIGHLIGHTS

Here are several highlights of our financial and operational achievements in fiscal 2024 in comparison to fiscal 2023:

FINANCIAL
$2.33 BILLION	Revenue
Achieved a year-over-year increase in revenue of over 5%
$140.2 MILLION	Net Income
Generated net income from continuing operations of $140.2 million, compared to $158.7 million in fiscal 2023
$243.4 MILLION	Adjusted EBITDA
Achieved $243.4 million in Adjusted EBITDA, compared to $272.0 million in fiscal 2023
$1.025 BILLION	Total Debt
Refinanced senior notes scheduled to mature in March 2025 by issuing $250.0 million in senior notes scheduled to mature in March 2031

OPERATIONAL
2.4 SALES PACE	Sales Pace Achieved average monthly home sales pace per community of 2.4, a decrease of 5.6%
$776.5 MILLION	Land Acquisition and Land Development Spending
Spent $776.5 million on land acquisition and land development, an increase of 35.5%
$797.2 MILLION	Dollar Value of Backlog
Ended the year with dollar value of homes in backlog of $797.2 million, representing 1,482 homes, compared to $886.4 million, representing 1,711 homes at the end of fiscal 2023
$515,300	Average Selling Price
Average selling price for our homes was $515,300, reflecting a decrease of 0.5%
144 COMMUNITIES	Average Active Community Count
Average active community count was 144, an increase of 15.7%
28,538 LOTS	Number of Controlled Lots
Ended the year with 28,538 lots controlled either through ownership or options to purchase, an increase of 9.0%

Please see Annex I for a reconciliation of non-GAAP measures to GAAP measures. Statements regarding goals, aspirations, strategies or future initiatives and their expected results, including those contained in the Letter from our Chairman, are forward-looking statements, which involve known and unknown risks, uncertainties and other factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

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CORPORATE
GOVERNANCE HIGHLIGHTS (PGS. 10-15)

✓	Annual election of all directors	✓	Double triggers for both cash severance and accelerated vesting of equity upon a change of control
✓	Significant director refreshment during fiscal 2024 with the retirement of two directors and the appointment of three new directors.	✓	Robust and thorough Board, committee and director evaluation practices to enhance effectiveness
✓	Majority vote standard for the election of directors, with a director resignation policy	✓	Long-standing stockholder engagement practices
✓	Meaningful officer and director stock ownership and holding requirements	✓	No tax gross-ups in connection with severance or change of control
✓	Clawbacks of incentive awards upon certain events, including restatements, in accordance with SEC rules and NYSE listing requirements	✓	Board and Board committee engagement and oversight on all ESG matters
✓	Policies against hedging, pledging and stock option repricing

STOCKHOLDER
ENGAGEMENT
We are committed to a robust stockholder engagement program. Our Board values our stockholders’ perspectives. Feedback from stockholders on our business, executive compensation program and ESG matters represent important considerations for Board discussions throughout the year. Over the course of the year, we held more than 210 meetings with investors.
Our Board maintains a process for stockholders and interested parties to communicate with the Board. Stockholders and interested parties may write or call our Board as provided under “Reporting of Concerns to Independent Directors” on page 15.

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BOARD
NOMINEES (PGS. 16-20)
Below are the directors nominated for election by stockholders at the annual meeting. The Board recommends a vote “FOR” each of the directors.

	AGE	SERVING SINCE	PRINCIPAL OCCUPATION	INDEPENDENT
Lloyd E. Johnson	70	2021	Former Global Managing Director, Finance and Internal Audit Accenture Corporation	Yes
John J. Kelley III	64	2024	Chief Legal Officer and Executive Vice President Equifax Inc.	Yes
Allan P. Merrill*	58	2011	President and Chief Executive Officer Beazer Homes USA, Inc.	No
Peter M. Orser	68	2016	Former President and Chief Executive Officer Weyerhaeuser Real Estate Company	Yes
Norma A. Provencio**	67	2009	President and Owner Provencio Advisory Services Inc.	Yes
June Sauvaget	46	2024	Vice President, EMEA Marketing Netflix, Inc.	Yes
Danny R. Shepherd	73	2016	Former Vice Chairman, Senior Vice President, Executive Vice President and Chief Operating Officer Vulcan Materials Company	Yes
Alyssa P. Steele	44	2024	Chief Executive Officer Rugs USA, LLC	Yes
C. Christian Winkle	61	2019	Former Chief Executive Officer Sunrise Senior Living	Yes
*Chairman
**Lead Director

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KEY
QUALIFICATIONS
The following are several of the key qualifications, skills and experience of our Board nominees that we believe are uniquely important to our business.

Director	Homebuilding/Construction Industry Experience	CEO/COO Experience	CFO/Accounting/Finance Experience	Public Company Board Experience	Corporate Governance/Ethics Experience	Risk Management Expertise	Marketing/Sales Expertise	ESG Expertise
Johnson	●		●	●	●	●		●
Kelley				●	●	●		●
Merrill	●	●	●	●	●	●	●	●
Orser	●	●		●			●
Provencio			●	●	●	●		●
Sauvaget				●	●		●	●
Shepherd	●	●	●	●	●	●	●	●
Steele		●		●			●
Winkle		●	●	●		●
Total	4	5	5	9	6	6	5	6
The lack of a designation for a director under a category in the above chart does not mean that he or she does not possess that particular qualification, skill or experience. The marks above simply indicate that the characteristic is one for which the director is especially well known among our Board.
We believe our Board reflects the broad expertise and perspective needed to govern our business and constructively engage with senior management.
HOW
WE PAY
Our executive compensation program is composed of the following elements:

✓	Base salary	✓	Long-term incentive compensation, with the majority of target award opportunities tied to multi-year performance goals and payable in stock and cash, as well as restricted stock
✓	Short-term incentive compensation, based on performance against multiple financial and operational measures aligned with strategic priorities	✓	Benefits available to all employees

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2024
EXECUTIVE COMPENSATION HIGHLIGHTS
Base Salaries (PG. 35)
Mr. Merrill's base salary for fiscal 2024 was $1,030,000, which was unchanged from fiscal 2023; Mr. Goldberg's base salary for fiscal 2024 was increased by 5.5% to $625,000; and Mr. Belknap's base salary for fiscal 2024 was $592,250, which was unchanged from fiscal 2023. With the exception of Mr. Dunn, whose target total compensation is intended to be subject to a multi-year upward adjustment process associated with his appointment as the Company's Senior Vice President, General Counsel and Corporate Secretary, the salaries for our named executive officers (NEOs) were approved by the Human Capital Committee to closely align with the 2024 Peer Group 50th percentile market values, individually and in the aggregate.
In connection with his retirement, Mr. Belknap continued to receive his base salary through the end of fiscal 2024. Additionally, in connection with Mr. Dunn's appointment as the Company's Senior Vice President, General Counsel and Corporate Secretary, effective August 1, 2024, the Board, based on the recommendation of the Committee, adjusted his base salary to $350,000. In doing so, the Board and the Committee considered, among other factors, the roles and responsibilities that Mr. Dunn would have in his new position with the Company, his prior experience and knowledge of the Company and Mr. Merrill's recommendation regarding Mr. Dunn's base salary. Mr. Dunn's weighted average base salary for fiscal 2024 was $285,408.

Short-Term Incentive Opportunities (PGS. 36-38)
For fiscal 2024, the target short-term incentive award opportunity (expressed as percentages of base salary) for Mr. Merrill was increased to 225% compared to 200% in fiscal 2023. The target short-term incentive award opportunity for Mr. Goldberg was increased to 135% in fiscal 2024 compared to 125% in fiscal 2023. These increases in target short-term award opportunities for Messrs. Merrill and Goldberg were made to align target award opportunities and target total annual cash compensation more closely with the peer group 50th percentile market values. The target short-term incentive award opportunity for Mr. Belknap in fiscal 2024 was 125%, which was unchanged from fiscal 2023.
In connection with his retirement, Mr. Belknap remained eligible to receive his short-term incentive award based on the Company's actual performance for fiscal 2024. With respect to Mr. Dunn, the Board, based on the recommendation of the Committee, approved increasing his target short-term incentive award opportunity (expressed a percentage of base salary) to 75% of his base salary for the period beginning on August 1, 2024 through the end of fiscal 2024, and his weighted average short-term incentive award opportunity for fiscal 2024 was 45%.
The Committee determined that our NEOs would be eligible to receive an award for the operational components of the 2024 short-term bonus opportunity only if threshold Bonus Plan EBITDA (defined on page 29) was achieved. The Committee retained the discretion to deduct from awards earned for any reason.

Long-Term Incentive Opportunities (PGS. 39-43)
For the 2022-2024 long-term incentive performance period, target long-term incentive opportunities (expressed as a percentage of base salary) were 300% for Mr. Merrill, 175% for Mr. Goldberg, 175% for Mr. Belknap, and 25% for Mr. Dunn. Based on recommendations from Pearl Meyer, and in an effort to help manage equity plan share usage while continuing to tie the majority (two-thirds) of long-term award opportunities to multi-year performance goals, the Committee utilized a three-component award mix consisting of a performance-based cash award, a performance-based stock award and a time-based restricted stock award, each equaling one-third of the total long-term incentive target award opportunity.
For the 2024-2026 long-term performance period, the target incentive award opportunities (expressed as a percentage of base salary) are 300% for Mr. Merrill, 200% for Mr. Goldberg, 125% for Mr. Belknap and 25% for Mr. Dunn. Mr. Merrill's and Mr. Dunn's target opportunities are the same as they are for the 2023-2025 long-term performance period, while Mr. Goldberg's target opportunity increased from 175% and Mr. Belknap's target opportunity decreased from 175%. As with the award opportunities for the previous three performance periods, the Committee utilized a three-component award mix

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for this performance period, but, as it did for the 2023-2025 performance period, the mix consists of 40% performance-based cash, 30% performance-based stock and 30% time-based restricted stock to help further manage equity plan share usage and dilution, while continuing to tie the majority of target award opportunities to multi-year goals.
For each of these long-term incentive performance periods, the Committee continued to include a relative total shareholder return (TSR) modifier to NEO performance-based awards, which could result in an adjustment to any earned awards. For the 2022-2024 performance period, this TSR modifier could result in adjustment to earned awards of up to +/- 20%. Beginning with the 2023-2025 performance period awards, the Committee expanded the potential TSR adjustment factor to +/- 30%; therefore, for the 2024-2026 performance period, the potential TSR modifier could result in adjustment to earned awards of up to +/- 30%.
In connection with his retirement, Mr. Belknap was entitled to a pro rata vesting of unvested long-term incentive opportunities granted to him through the end of fiscal 2024. Mr. Belknap, however, will not receive payment of any of the vested performance shares or performance cash unless and until such time as these awards are actually earned under the terms of their respective plans. Additionally, in connection with Mr. Dunn's appointment as the Company's Senior Vice President, General Counsel and Corporate Secretary, Mr. Dunn also received a one-time grant of 3,345 shares of restricted stock, vesting ratably over a three-year period, beginning on the first anniversary of August 1, 2024. The number of shares was determined by dividing $100,000 by the average daily closing price of a share of common stock for the 30 consecutive trading days on the NYSE ending on August 1, 2024, rounded down to the nearest whole number.
COMPENSATION OUTCOMES (PGS. 37-38 and 41-42)
Compensation outcomes from performance incentives were well-aligned with Company and management team performance during fiscal 2024. Based on actual vs. planned outcomes for the financial and operational performance factors, our NEOs earned 60% of target short-term incentive award opportunities, representing approximately a 36.8% decrease in short-term incentive award payout year-over-year. As described more fully in the Compensation Discussion and Analysis section below, the large majority (60%) of short-term incentive award opportunities for our NEOs were tied to Bonus Plan EBITDA. The actual results for this metric exceeded the threshold achievement, but were below the target achievement level.
For the 2022-2024 long-term incentive performance period, results for one of the three performance metrics were above the superior performance levels, while the results for the other two performance metrics were below threshold, which yielded a total payout equal to 80% of the target award opportunity after applying a negative 20% TSR modifier. Metrics for this performance period included cumulative pre-tax income, return on assets and a metric directly linking the average Home Energy Rating System (HERS®) results for all homes closed by the Company during fiscal 2024, which were then collectively subject to the TSR modifier based on the Company's three-year relative TSR performance vs. the TSR Peer Group (as defined on page 42).
RATIFICATION OF
INDEPENDENT AUDITORS (PG. 23)
Although stockholder ratification is not required, the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2025 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice. The Board recommends a vote “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent auditors.

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TABLE OF

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PROXY
STATEMENT
GENERAL

This proxy statement contains information about the 2025 annual meeting of stockholders of Beazer Homes USA, Inc. In this proxy statement, both “Beazer” and the “Company” refer to Beazer Homes USA, Inc. This proxy statement and the enclosed proxy card are being made available to you by the Company’s Board of Directors starting on or about December 20, 2024.
PURPOSE OF THE ANNUAL MEETING

At the Company’s annual meeting, stockholders will vote on the following matters:

●	Proposal 1: election of directors;

●	Proposal 2: ratification of appointment of Deloitte & Touche LLP as the Company’s independent auditors;

●	Proposal 3: approval of an advisory vote on the compensation of the Company’s named executive officers;

●
Transaction of any other business that properly comes before the meeting or any adjournments or postponements thereof. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

WHO CAN VOTE

Only stockholders of record holding shares of Beazer common stock at the close of business on the record date, December 12, 2024, are entitled to receive notice of the annual meeting and to vote the shares of Beazer common stock they held on that date. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any Beazer stockholder at 2002 Summit Boulevard NE, 15th Floor, Atlanta, Georgia 30319, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.
As of December 12, 2024, there were 31,202,739 shares of Beazer common stock issued and outstanding. Holders of Beazer common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors.

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HOW TO VOTE

If your shares of Beazer common stock are held by a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. As further described below, if your shares are held in street name and you do not give your broker, bank or other nominee specific instructions on how to vote your shares, the entity holding your shares may vote them at its discretion on any “routine” matters; however, your shares will not be voted on any “non-routine” matters. An absence of voting instructions on any “non-routine” matters will result in a “broker non-vote.”

The only “routine” matter to be acted upon at the annual meeting is Proposal No. 2: ratification of appointment of Deloitee & Touche LLP as the Company’s independent auditors. All other matters to be acted upon at the annual meeting are “non-routine” matters. Accordingly, if you hold all or any portion of your shares in street name and you do not give your broker, bank or other nominee specific instructions on how to vote your shares, your shares will not be voted on any of the following “non-routine” matters:

●	Proposal 1: election of directors;
●	Proposal 3: approval of an advisory vote on the compensation of the Company’s named executive officers; and
If you hold shares of Beazer common stock in your own name (as a “stockholder of record”), you may vote your shares:

over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials;
if you requested to receive printed proxy materials, by using the toll-free telephone number listed on the enclosed proxy card (specific directions for using the telephone voting system are included on the proxy card); or
if you requested to receive printed proxy materials, by marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Whichever method you use, your shares of Beazer common stock will be voted as you direct. If you designate the proxies named in these proxy materials to vote on your behalf, but do not specify how to vote your shares, they will be voted:

●	FOR the election of the director nominees;
●	FOR the ratification of appointment of Deloitte & Touche LLP as the Company’s independent auditors;
●	FOR approval of the compensation of the Company’s named executive officers;
●	In accordance with the judgment of the persons designated or named as proxies on any other matter properly brought before the meeting or any adjournments or postponements of the annual meeting.

REVOKING A PROXY

You may revoke your proxy by submitting a new proxy with a later date by Internet, telephone or mail (if applicable), by voting at the meeting, or by filing a written revocation with Beazer’s corporate secretary. Your attendance at the annual meeting alone will not automatically revoke your proxy. If you vote in advance using one of the above methods, you may still attend and vote at the meeting.

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QUORUM

A majority of the shares of Beazer common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting the business of the annual meeting to be conducted. If your shares are present in person or by proxy, your shares will be part of the quorum.
VOTES NEEDED

Election of Directors
You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. In order to be elected, the number of votes FOR a director must exceed the number of votes AGAINST such director. As set forth in our bylaws, only votes FOR or AGAINST the election of a director nominee will be counted. ABSTENTIONS and broker non-votes count for quorum purposes, but not for purposes of the election of directors. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and will have no effect on the outcome of the vote.
Ratification of Appointment of Independent Auditors
You may vote FOR or AGAINST the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors or you may ABSTAIN. A majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote must be voted FOR approval of this matter in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes are not applicable to this matter. A vote to ABSTAIN will have the effect of a vote AGAINST the matter.
Approval of an Advisory Vote on the Compensation of Our Named Executive Officers
You may vote FOR or AGAINST the approval of the compensation of our named executive officers or you may ABSTAIN. A majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote must be voted FOR approval of this matter in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes will not be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST the matter. As an advisory vote, this proposal is not binding. However, our Board and Human Capital Committee will consider the outcome of this vote when making future compensation decisions for our executive officers.

Other Business
The affirmative vote of a majority of the shares cast at the annual meeting is required for approval of any other business that may properly come before the meeting or any adjournments or postponements thereof. Only votes FOR or AGAINST approval of any other business will be counted. Abstentions and broker non-votes count for quorum purposes, but not for the voting on the approval of such other business.
WHO COUNTS THE VOTES

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of the election.

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EXPENSES OF SOLICITATION

Expenses incurred in connection with the solicitation of proxies will be paid by the Company. In addition, we have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $20,000 plus costs and expenses incurred by MacKenzie. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

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ESG
ENVIRONMENTAL, SOCIAL AND GOVERNANCE
In November 2023, each of the Board’s committee charters, as well as the Company’s Corporate Governance Guidelines, were revised to enhance and clarify the Board’s approach to oversight of ESG matters by reallocating appropriate oversight responsibility to its committees for those specific ESG matters that align with their role and responsibilities. During fiscal 2024, we published our 2023 Sustainability Report, which can be found on our website, www.beazer.com, and describes key sustainability and corporate social responsibility topics relevant to the Company, our initiatives related to those topics and our progress with respect to those initiatives. The following overview of our ESG Program highlights our key initiatives, as well as some of our most recent ESG-related accomplishments.
ESG
ENVIRONMENTAL HIGHLIGHTS
RESOURCE EFFICIENCY AND HEALTHIER LIVING

In 2024, we further built on our reputation and commitment to build homes that lessen the negative impacts on our environment and create durable and growing value for our customers. We continue to work with industry-leading partners who value innovation and quality while embracing environmentally friendly processes and objectives. We also use advanced construction practices and materials designed to provide our customers with lower carbon producing, energy-efficient homes that have demonstrated high-performance and lower costs of ownership. Examples of our commitment to the environment include our approach to land acquisition, planning and development, our Zero Energy Ready commitment described below and our adoption of third-party programs such as the U.S. Department of Energy's (DOE) Zero Energy Ready Home ProgramTM and the U.S. Environmental Protection Agency's (EPA) ENERGY STAR® and Indoor AirPlus® programs.
In 2024, we received the 2024 ENERGY STAR Partner of the Year—Sustained Excellence Award from the EPA for the ninth consecutive year. As reported at www.energystar.gov, ENERGY STAR homes are at least 10% more efficient than homes built to code.
We incorporate high-quality, energy efficient products into our homes, enhancing air and water sealing processes. Since 2010, we have installed EPA-certified WaterSense fixtures in 100% of our homes to provide homeowners with increased water efficiency.
In 2023, we became the first national homebuilder to receive the EPA's Indoor AirPlus Leader Award, and were honored to again receive this award in 2024. This annual award recognizes industry-leading organizations who promote safer, healthier, and more comfortable indoor environments by participating with Indoor AirPlus and offering enhanced indoor air quality protections for new home buyers.

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ENERGY EFFICIENCY RATING

The Home Energy Rating System (HERS®) is the industry-leading homebuilding scoring system developed by the Residential Energy Services Network (RESNET) for inspecting and calculating a home’s energy performance after construction is complete. The HERS methodology measures the energy efficiency of a home on an easy-to-understand scale: the lower the HERS Index Score, the more energy efficient the home and the more it reduces greenhouse gas (GHG) emissions over its lifetime.
We always report our average HERS Index Scores as "gross" scores. A gross HERS Index Score is a more rigorous standard because it excludes the benefit of renewable energy technologies (for example, a solar-photovoltaic system). The average HERS Index Score for a Beazer home delivered in fiscal 2024 was 42. According to RESNET, a home with a HERS score of 50 is 50% more efficient than a standard new home and 80% more energy efficient than the average resale home.

OUR ZERO ENERGY READY COMMITMENT

ZERO
ENERGY READY HOME
U.S. DEPARTMENT OF ENERGY

HOUSING INNOVATION AWARD
WINNER 2024

In December 2020, we became the first national homebuilder to publicly commit to ensuring that, by the end of 2025, every home we build will meet the requirements of the DOE's Zero Energy Ready Home Program. By the end of fiscal 2024, over 90% of our home starts met this standard, and during fiscal 2024, we achieved the distinction of having more homes certified under the DOE's Single Family National Program requirements than any other homebuilder.
The DOE’s Zero Energy Ready Home program builds upon current HERS standards and the EPA’s ENERGY STAR program while incorporating other building science innovations and practices to achieve greater energy efficiency than a typical new home.

By the end of 2025, every home we build will meet the requirements of the DOE Zero Energy Ready program and have a gross HERS score of 45 or less. Building 100% of our homes as Zero Energy Ready will significantly reduce the amount of GHG emissions produced over the lifespan of our homes. In essence, a Zero Energy Ready home would be net zero energy if a properly sized renewable energy system were attached, generating as much energy as the home consumes. Our Zero Energy Ready commitment represents an entirely new level of quality, comfort and innovation for our customers.

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ESG
SOCIAL HIGHLIGHTS
EMPLOYEES

Health, Safety and Wellness
Our highest priority is the health, safety and well-being of our employees, which we believe is critical to our continued growth and success. We are guided by four non-negotiable principles: safety, integrity, respect and inclusion. We strive to live up to these principles in all aspects of our operations, including life-work balance, career and personal development opportunities, our flexible time-off program and industry-leading parental leave policies.

We require extensive and ongoing training of our team members, including safety training pursuant to our safe practices manual. All field employees and new home counselors are required to complete the certified Occupational Safety and Health Administration (OSHA) 10-hour construction training course.
Our commitment to actively engaging with our team members is a key component of our culture. Over 97% of our employees completed our 2024 annual employee engagement survey, and 83% of those employees responded favorably to the survey's core engagement questions: 1) I believe our company values match our culture; 2) I am proud to work for Beazer Homes; 3) I see myself still working at Beazer Homes in 2 years' time; 4) I would recommend Beazer Homes as a great place to work; 5) Beazer Homes motivates me to go beyond what I would in a similar role elsewhere and 6) I rarely think about looking for a job at another company.

In fiscal 2024, we were proud to once again be recognized with the Top Workplaces USA award for the entire company, and to receive independent recognition for 9 of our divisions. Top Workplaces recognition is particularly meaningful because winners are chosen from employee feedback gathered through an anonymous survey.
Belonging
We are committed to building a culture in which everyone feels welcome, respected, safe and valued. By embracing such a culture, we will better serve our employees, customers, partners and communities. Our Human Capital Committee and senior leaders oversee our efforts to prioritize and develop strategies, practices and programs to enhance belonging within our organization. As we continue to progress in this area, we are reaching across all facets of our functional and operational areas, including recruitment, employee engagement, retention, employee development and training and promotions.
We are also committed to pay equity and, since 2020, we have utilized a third-party to complete an annual pay parity audit to determine if there are pay disparities across gender or race. If audit results identify any outliers, we examine the circumstances and would take corrective action if warranted. To date, however, no corrective actions have been warranted.

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In fiscal 2024, our percentage of female employees was 43.6%, and 28.0% of our workforce was racially/ethnically diverse. Continuing to increase the diversity of our teams across all levels of our company remains a priority.
CUSTOMERS

Our goal is to provide to our customers homes with extraordinary value at an affordable price. We focus on building efficient homes with quality, high-performing materials while making the construction and purchase process an enjoyable experience. We are committed to our customers receiving consistent and clear communication throughout their purchase and build process, including what is happening next, why it is done that way and how that process helps to provide a quality-built home for them.
In order to ensure that we are living up to our customers' expectations, we conduct a number of internal surveys during the buying process through their first year of home ownership. We have also enrolled in the TrustBuilder® program to conduct independent third-party surveys of our buyers. TrustBuilder contacts 100% of our customers that do not opt out of the process, and 100% of all survey participants are verified new home owners. In 2024, we were pleased to reach the top spot among homebuilders in the TrustBuilder rankings with 4.7 stars. We also posted impressive customer satisfaction and customer recommendation rates of 94% each. You can view all of our TrustBuilder scores and reviews at www.newhomesource.com.

TRUSTBUILDER®

4.7 out of 5 stars in FY24

We are one of the top-rated national builders on TrustBuilder.

94% Customer Satisfaction

In FY24, we achieved an overall customer satisfaction rating of 94%.

94% Customer Recommendation Rate

In FY24, 94% of our customers would recommend us to a friend.

We believe our principles-based approach to engagement with all of our stakeholders is critical to creating durable and increasing value. We are proud to have been included in Newsweek's list of America's Most Trusted Companies for the second consecutive year. Approximately 25,000 U.S. residents were surveyed to compile the list, and three primary pillars of trust were considered: customer trust, investor trust and employee trust.

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COMMUNITIES

Across our Company, Beazer team members are committed to supporting causes that make a difference. From local service activities to Company-wide initiatives, giving back is a central element of our culture, championed by passionate employees and embraced by customers and partners who share our commitment to have a positive impact on the communities we serve.

Our wholly-owned title insurance agency, Charity Title, donates 100% of its net profits to the Beazer Charity Foundation, our company’s philanthropic arm, which provides donations to national and local nonprofits. In fiscal 2024, the Beazer Charity Foundation provided grants totaling $2.5 million to over 50 local and national charities, including our national charitable partner, the Fisher House Foundation ("Fisher House"). Each organization we support provides benefits to those in need in the communities in which our customers and employees live and work.
Fisher House provides comfort homes where military and veteran families can stay free of charge while a loved one is being treated in a hospital. In fiscal 2024, in addition to the over $1.4 million donated by the Beazer Charity Foundation, our employees, directors and trade partners collectively raised additional funds in excess of $760,000 for the benefit of Fisher House and its affiliated entities.

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ESG
CORPORATE GOVERNANCE OVERVIEW
DIRECTOR INDEPENDENCE

Our Board of Directors has evaluated all business and charitable relationships between the Company and the Company’s directors during fiscal 2024 as required by the Company’s Corporate Governance Guidelines. As a result of this evaluation, the Board has determined that each non-employee director (each director other than Mr. Merrill) is an “independent director” as defined by the standards for director independence established by applicable laws, rules and listing standards including the standards for independent directors established by The New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC). The Company’s Corporate Governance Guidelines are available on the Company’s website at beazer.com.
The Corporate Governance Guidelines require that non-employee directors meet in executive session as part of each regularly scheduled meeting of the Board. These executive sessions are called and chaired by our Lead Director. Under our Corporate Governance Guidelines, the Lead Director is an independent director who is elected by the affirmative vote of a majority of the independent directors. In addition to chairing executive sessions of the independent directors, the Lead Director discusses with the other independent directors management’s proposed meeting agendas for meetings of the Board and reviews approved meeting agendas with our Chief Executive Officer, leads the discussion with our Chief Executive Officer following the independent directors' executive sessions and leads periodic discussions with other directors and management concerning the Board's information needs.
BOARD LEADERSHIP STRUCTURE AND GOVERNANCE PRACTICES

Board Leadership Structure
Our Board regularly reviews all aspects of its governance profile, including its leadership structure. As part of this review, our Board has determined that a combined CEO-Chairman coupled with an empowered and independent Lead Director is the most appropriate corporate governance structure for the Company and its stockholders at this time.
Mr. Merrill was appointed as Chairman and continues to serve as Chairman because of his leadership skills, experience in and knowledge of the homebuilding sector — including his leadership and experience as former Chair of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and as former Chair of the Leading Builders of America, an industry trade association, and his service as a member of the Freddie Mac Board of Directors. In addition, the Board recognized Mr. Merrill’s exemplary tenure at the Company — which now includes more than 17 years of service, including over 13 years as President and CEO. The Board believes that Mr. Merrill’s continued leadership best positions the Company to achieve its long-term strategic objectives.
The independent directors of the Board appointed Ms. Provencio as Lead Director because she possesses the experience, qualities and skills necessary for the role, including high personal integrity and a readiness to challenge management when appropriate, drawing on more than 30 years of experience in the public accounting field and 15 years of service to the Board. Our Board believes Ms. Provencio is highly qualified to discharge responsibilities that are consistent with the duties of an independent Lead Director, including presiding at all meetings of independent directors, consulting on all meeting schedules and agendas, being available for direct consultation with the Company’s stockholders, and assisting with the Board’s thorough CEO evaluations, Board evaluations and succession planning activities. For more information on the role and responsibilities of our Lead Director, see Exhibit A (“Lead Director Role and Responsibilities”) to our Corporate Governance Guidelines, which are available on the Company’s website at beazer.com.

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Our Board believes that its leadership structure, together with the Company’s already strong corporate governance practices, creates a productive relationship between the Board and management, including strong independent oversight. Our Board will continue to review its leadership structure regularly.
Majority Vote Standard and Director Resignation Policy
Our Bylaws and Corporate Governance Guidelines provide a majority voting standard for the election of directors in uncontested elections. Director nominees will be elected if the votes cast for such nominee exceed the number of votes cast against such nominee. In the event that (i) a stockholder proposes a nominee to compete with nominees selected by our Board, and the stockholder does not withdraw the nomination prior to our mailing the notice of the stockholders meeting, or (ii) one or more directors are nominated by a stockholder pursuant to a solicitation of written consents, then directors will be elected by a plurality vote.
The Corporate Governance Guidelines provide that our Board will only nominate candidates who tender their irrevocable resignations, which are effective upon (i) the candidate not receiving the required vote at the next annual meeting at which they face reelection and (ii) our Board accepting the candidate’s resignation. In the event that any director does not receive a majority vote, then pursuant to our Corporate Governance Guidelines, the Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation to the Board. In deciding whether to accept a director’s resignation, the Board and the Governance Committee may consider any factors that they deem relevant. Our Corporate Governance Guidelines also provide that the director whose resignation is under consideration will abstain from the deliberation process. All candidates standing for reelection at the annual meeting have tendered such resignations.
Risk Oversight
Effective risk oversight is a priority for our Board. The goal of the Company’s risk management process is to understand and manage key strategic and operational risks, identified as having a material impact on the Company, in accordance with the Board’s tolerance for risk. The entire Board oversees and engages with senior executives with respect to overall ESG oversight, including in regards to the Company’s ESG strategy, risks and opportunities, and objectives and commitment progress, as well as crisis management and response. Each of the Board’s committees report up to the Board on the risk categories they oversee, as more fully described below.
Our Board has delegated primary responsibility for overseeing our risk management process to the Audit Committee. The Audit Committee oversees our risk identification and mitigation processes and specifically oversees management of our financial, legal and fraud policies, as well as our regulatory compliance and cybersecurity risks, and ESG reporting and supply chain matters. This includes regular evaluation of risks related to the Company’s financial statements, including internal controls over financial reporting. Members of management, including our Chief Financial Officer, General Counsel, Compliance Officer and Director of Internal Audit, report to the Audit Committee on a quarterly basis regarding on-going risk management activities. In addition, the Audit Committee and the full Board receive regular reports from our Chief Information Officer and Chief Information Security Officer, as well as other members of senior management regarding their assessment of cybersecurity and related risks to the Company, as well as ongoing cybersecurity initiatives. The Audit Committee also oversees the internal audit function and our independent auditors and meets on at least a quarterly basis with our Compliance Officer, Director of Internal Audit and representatives of our independent auditors as part of this oversight responsibility.
Our Human Capital Committee periodically reviews our compensation philosophy and program designs to help ensure that our compensation programs, including those applicable to our executives, do not encourage inappropriate risk taking that could have a materially adverse impact on the Company. The Human Capital Committee works with its independent compensation consultant, Pearl Meyer, to structure executive compensation plans that are appropriately aligned with key financial, operational and strategic objectives, company performance and stockholder interests. The Human Capital Committee is also responsible for oversight of risks relating to the Company’s human capital strategies, programs and practices. For more information on risk considerations in our compensation programs, please see “Compensation Discussion and Analysis — Elements of Fiscal 2024 Compensation Program — Risk Considerations in Our Compensation Programs” below.

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Our Finance and Development Committee oversees risks relating to liquidity, capital structure, investments and resource allocation, including land acquisition and development and community and product sustainability. The Finance and Development Committee, as well as the Board as a whole, reviews our long-term strategic plans, annual budget, capital commitments, cash needs and funding plans. Management is responsible for identifying and managing these risks, while directors provide oversight to management in this process.
Our Governance Committee oversees risks relating to governance matters, including the Company’s overall approach to, and prioritization of, ESG matters and corporate responsibility. The Governance Committee also oversees our ethics program, including implementation of our Code of Business Conduct and Ethics, and compliance by directors and management with the corporate governance and ethics standards of the Company. Additionally, the Governance Committee, among other things, is responsible for the identification of director candidates, recommending director nominees to the full Board, the training and orientation of directors, recommending to the full Board the appropriate size and composition of the Board and each of its committees.
STANDING COMMITTEES AND
MEETINGS OF THE BOARD OF DIRECTORS

The four standing committees of the Board are the Audit Committee, Governance Committee, Human Capital Committee and Finance and Development Committee. The table below indicates the committee memberships of each of our directors during fiscal 2024 and the number of scheduled Board and committee meetings held during the year. Each of our directors attended 100% of the regularly scheduled Board and committee meetings during the period they were on the board. Actions taken by these committees are reported to the Board of Directors at the next Board meeting. Although the Company does not have a formal policy regarding attendance by our directors at the annual meeting of stockholders, all directors that were standing for election attended the Company’s 2024 annual meeting of stockholders held on February 8, 2024.

	BOARD	AUDIT	HUMAN CAPITAL	GOVERNANCE	FINANCE AND DEVELOPMENT
Lloyd E. Johnson	●	●	●
John J. Kelley III	●		●		●
Allan P. Merrill	●
Peter M. Orser	●		●	●
Norma A. Provencio*	●		●	●
June Sauvaget	●		●		●
Danny R. Shepherd	●	●		●
Alyssa P. Steele	●	●			●
C. Christian Winkle	●	●			●
Number of Meetings in 2024	7	6	5	5	5
●Chair
* Lead Director
As previously noted, in November 2023, each of the Board’s committee charters, as well as the Company’s Corporate Governance Guidelines, were revised to enhance and clarify the Board’s approach to oversight of ESG matters by reallocating appropriate oversight responsibility to its committees for those specific ESG matters that align with their current responsibilities. These ESG-related oversight responsibilities are included in the sections discussing the oversight responsibilities of our committees below.

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AUDIT COMMITTEE

Our Audit Committee assists the Board in its oversight responsibility relating to:

●	The integrity of the Company’s consolidated financial statements, accounting and financial reporting processes, and systems of internal controls over accounting and financial reporting;
●	The Company’s compliance with legal and regulatory requirements;
●	The independent auditor’s qualifications, independence and performance, including sole authority for appointment, compensation, oversight, evaluation and termination;
●	The performance of the Company’s internal audit function;
●	The Company's risk management and assessment approach;
●	The report of the Audit Committee required by the rules of the SEC, as included in this proxy statement;
●	The review and prior approval of any related party transactions and conflicts of interest; and
●	The quality, reliability and integrity of the Company's ESG reporting and supply chain corporate responsibility; and
●	The fulfillment of the other responsibilities set out in its charter.
Our Board has determined that all members of the Audit Committee are “financially literate” under NYSE rules and three of the four current members of the Audit Committee also qualify as financial experts, as defined in Item 407 of Regulation S-K under the Securities Act of 1933, as amended (Securities Act). Our Board also has reviewed the composition of the Audit Committee pursuant to the rules of the SEC and NYSE governing audit committees and confirmed that all members of the Audit Committee are independent under such rules.
GOVERNANCE COMMITTEE

As described further below, the duties of our Governance Committee include recommending to the Board the slate of director nominees submitted to stockholders for election at each annual meeting and proposing qualified candidates to fill vacancies on the Board. The Governance Committee is also responsible for developing corporate governance principles for the Company, overseeing the evaluation of the Board of Directors, and oversight of the Company's overall approach to ESG matters, corporate responsibility, public policy and political activities.
The Governance Committee considers director nominee recommendations from executive officers of the Company, independent members of the Board and stockholders of the Company, as well as recommendations from other interested parties. The Governance Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Stockholder recommendations for director nominees received by the Company’s corporate secretary (at the address for submitting stockholder proposals and nominations set forth under the heading “Procedures Regarding Director Candidates Recommended by Stockholders” below) are forwarded to the Governance Committee for consideration.
Our Board has reviewed the composition of the Governance Committee pursuant to the rules of the NYSE governing nominating and governance committees and confirmed that all members of the Governance Committee are “independent” under such rules.

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HUMAN CAPITAL COMMITTEE

Our Human Capital Committee reviews the Company’s management resources and structure and administers the Company’s cash- and stock-based compensation programs for directors and management, which includes our NEOs.
Our Human Capital Committee is also responsible for oversight of the Company's management of human capital matters, including diversity, inclusion and belonging, culture and employee engagement, growth and development and pay equity.
Our Board has reviewed the composition of the Human Capital Committee pursuant to the rules of the NYSE governing compensation committees and confirmed that all members of the Human Capital Committee are “independent” under such rules.
FINANCE AND DEVELOPMENT COMMITTEE

Our Finance and Development Committee provides assistance to the Board by reviewing from time to time matters concerning corporate finance, including equity and debt financings, acquisitions and divestitures, share and debt repurchases and dividend policy.
Our Finance and Development Committee is also responsible for oversight of the Company’s strategy and objectives with respect to land development, including as it relates to the environmental impact of land development efforts and community and product sustainability matters, and effectiveness of the Company’s allocation and utilization of capital resources.
COMMITTEE CHARTERS AND OTHER INFORMATION

Interested parties may access electronic copies of the charters of our Audit Committee, Governance Committee, Human Capital Committee and Finance and Development Committee at beazer.com. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which meet the requirements of a code of ethics under applicable SEC regulations and NYSE standards, are also available on the Company’s website. Printed copies of any of these documents may be requested by writing to the Company’s corporate secretary at 2002 Summit Boulevard, 15th Floor, Atlanta, Georgia 30319.
DIRECTOR, BOARD AND COMMITTEE EVALUATIONS

Our Board recognizes that a robust and thorough evaluation process is an important element of corporate governance and enhances our Board’s effectiveness. Therefore, each year, the Governance Committee oversees the evaluation process, which includes personal interviews with each director during which the performance of individual directors, the full Board and the committees of the Board are assessed. Areas of improvement are also solicited during these interviews. These assessments are then reviewed and shared with the full Board during executive session.
In November 2024, our Board engaged a third-party legal advisor to facilitate our evaluation process for fiscal 2024.

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DIRECTOR QUALIFICATIONS

Pursuant to our Corporate Governance Guidelines, the Governance Committee is directed to work with our Board on an annual basis to determine the appropriate qualifications, skills and experience for each director and for our Board as a whole. In evaluating these characteristics, the Governance Committee and our Board take into account many factors, including the individual director’s general understanding of our business on an operational level, as well as his or her professional background and willingness to devote sufficient time to Board duties. Additionally, while the Board may grant exceptions, as a general policy, directors do not typically stand for reelection at or after the age of 74.
Our Board considers diversity of race, ethnicity, gender, age and professional accomplishments in evaluating director candidates. Each individual is evaluated in the context of our Board as a whole, with the objective of recommending a group of nominees that can best promote the success of our business and represent stockholder interests through the exercise of sound judgment based on diversity of experience and background.
When identifying potential director candidates — whether to replace a director who is retiring or has resigned, or to expand the Board to gain additional capabilities — the Governance Committee, in consultation with the full Board, determines the skills, experience and other characteristics that a potential candidate should possess in light of the composition and needs of the Board and its committees. The Governance Committee also considers whether or not the candidate would be considered independent under the applicable NYSE and SEC governance standards.
PROCEDURES REGARDING DIRECTOR CANDIDATES
RECOMMENDED BY STOCKHOLDERS

The Governance Committee will consider Board candidates recommended by our stockholders. If the Governance Committee determines to nominate a stockholder-recommended candidate, then that nominee’s name will be included in the proxy statement for our next annual meeting. Stockholder recommendations must be addressed to: Beazer Homes USA, Inc., Attention: Chair, Governance Committee, 2002 Summit Boulevard NE, 15th Floor, Atlanta, Georgia 30319.
Our stockholders also have the right under our Bylaws to directly nominate director candidates at an annual meeting by following the procedures outlined in our Bylaws. Our Governance Committee evaluates candidates recommended by stockholders in the same manner it evaluates director candidates identified by the Committee.
REPORTING OF CONCERNS TO INDEPENDENT DIRECTORS

Any concerns about the Company may be communicated directly to our independent directors. We maintain an ethics hotline (at 1-866-457-9346) that individuals may call to report any concerns to Global Compliance, a third-party service provider that administers our ethics hotline. Individuals may report their concerns anonymously, should they wish to do so. Written communications may be mailed to the Company’s corporate secretary at 2002 Summit Boulevard NE, 15th Floor, Atlanta, GA 30319, and the corporate secretary will forward such communications to our independent directors.

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PROPOSAL 1 —
ELECTION OF DIRECTORS
GENERAL

As a continuation of the Company's ongoing Board succession plan, on August 1, 2024, John J. Kelley III was appointed to serve on the Board of Directors, bringing deep expertise in corporate governance, regulatory compliance and information technology and security. Mr. Kelley's appointment is in addition to the appointment of June Sauvaget and Alyssa Steele to the Board of Directors on January 1, 2024, both of whom were subsequently elected to a full year term at the Company’s 2024 annual meeting of stockholders held on February 8, 2024 . With Mr. Kelley's appointment, the average tenure of our director nominees is now 6.1 years, and the average age of our director nominees is 61. At present, 33.3% of our nominees are racially/ethnically diverse and 33.3% are women, including our Lead Director.
Each of the nominees listed below has been nominated as a director to serve a term of one year and until his or her respective successor has been qualified and elected. While our Board of Directors does not believe that it should limit the number of terms served by directors, the Board periodically evaluates the appropriate size for our Board and will set the number of directors in accordance with our Bylaws and based on recommendations of the Governance Committee. Additionally, while the Board may grant exceptions, as a general policy, directors do not typically stand for reelection at or after the age of 74.
In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the proxy for such other candidate or candidates as may be recommended by the Governance Committee and subsequently nominated by our Board of Directors. Our Board has no reason to believe that any of the following nominees will be unable or unwilling to serve as a director, if elected.

NOMINEES
The biographical information appearing below with respect to each nominee has been furnished to us by the nominee:

LLOYD E. JOHNSON
Age: 70
Director Since: 2021
Board Committees: Audit (Chair), Human Capital
Public Company Directorships: Apogee Enterprises, Inc., Haemonetics Corp., VSE Corporation
Mr. Johnson served as Global Managing Director, Finance and Internal Audit, for Accenture Corporation from 2004 to 2015. At Accenture, he was responsible for leading the global consulting company’s corporate audit organization and providing guidance and counsel in finance and strategic planning. Prior to joining Accenture, Mr. Johnson was an Executive Director of M&A and General Auditor at Delphi Automotive and was Corporate Vice

President, Finance and Chief Audit Executive at Emerson Electric Corporation. Mr. Johnson began his career at Coopers & Lybrand, which is now part of PwC. Mr. Johnson currently serves on the boards of Apogee Enterprises, Haemonetics Corporation, VSE Corporation and AARP.
Mr. Johnson received a Bachelor of Science in Business Administration degree in accounting and a Master of Accountancy degree with a major in accounting from the University of South Carolina and his Master of Business Administration from Duke University.
Mr. Johnson has over 40 years of significant financial management expertise as well as experience as a finance executive for two public companies and experience in the public accounting field. We believe Mr. Johnson’s finance and accounting expertise is valuable to the Company in many respects, including with respect to assessment of our capital structure and financial strategy, as well as accounting expertise.

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JOHN J. KELLEY III
Age: 64
Director Since: 2024
Board Committees: Finance and Development, Human Capital
Mr. Kelley was appointed to the Board effective August 1, 2024. Mr. Kelley has served as the Chief Legal Officer of Equifax Inc., since 2013. He has responsibility for global legal services, compliance, government and legislative relations, and corporate governance. In addition, he was responsible for advising the Equifax board of directors and senior management team during the 2017 cybersecurity incident, leading the resolution of related regulatory and litigation matters. Before joining Equifax, Mr. Kelley was a senior partner at King & Spalding in its corporate practice group, where he practiced in a broad range of corporate finance transactions and securities matters, and advised public clients regarding SEC reporting and disclosure requirements, among other corporate governance and compliance matters. While a partner at King & Spalding, Mr. Kelley was instrumental in helping create the Lead Director Network, which is a network of lead directors, presiding directors and non-executive chairmen from many of America's leading companies who meet to discuss how to improve the performance of their corporations and earn the trust of their shareholders through more effective board leadership.
Mr. Kelley graduated summa cum laude from Hamilton College, where he was a member of Phi Beta Kappa. He received his Juris Doctor degree from the University of Virginia School of Law.
We believe Mr. Kelley's experience in matters of corporate governance, regulatory compliance and strategic execution, as well as information technology and security, make him a valuable addition to the Company.

ALLAN P. MERRILL
Age: 58
Director Since: 2011
Public Company Directorship: Federal Home Loan Mortgage Corporation (Freddie Mac)
Mr. Merrill joined the Company in May 2007 as Executive Vice President and Chief Financial Officer. He was named President and Chief Executive Officer in June 2011 and elected Chairman in November 2019. Prior to joining the Company, Mr. Merrill worked in both investment banking and online real estate marketing. While working for UBS and its predecessor firm Dillon, Read & Co. (from 1987 to 2000), Mr. Merrill ultimately served as co-head of the Global Resources Group, overseeing relationships with construction and building materials companies around the world, including advising Beazer Homes on its 1994 initial public offering and several major acquisitions. Immediately prior to joining Beazer, Mr. Merrill was with Move, Inc. where he served as Executive Vice President of Corporate Development and Strategy after joining the firm as its first President of Homebuilder.com.
Mr. Merrill is also involved in several housing industry organizations. He was elected to the Board of Directors of Freddie Mac (Federal Home Loan Mortgage Corporation) in September 2020 and recently completed a four-year term as Chairman of Leading Builders of America, a trade organization of the country’s largest public and private homebuilders. He also serves on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and he previously served on the board of privately held Builder Homesite Inc. He is a graduate of the University of Pennsylvania’s Wharton School with a Bachelor of Science degree in Economics.
We believe Mr. Merrill’s experience in and knowledge of the homebuilding sector, gained primarily through finance, capital markets and strategic development roles over more than 25 years, is particularly valuable to the Company as it seeks to achieve its financial and operational goals.

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PETER M. ORSER
Age: 68
Director Since: 2016
Board Committees: Finance and Development, Human Capital (Chair)
Mr. Orser served as President and Chief Executive Officer of the Weyerhaeuser Real Estate Company, a subsidiary of Weyerhaeuser Company, where he oversaw five different homebuilding operations across the United States, from 2010 to 2014. In July 2014, under his leadership, Weyerhaeuser completed the successful sale of the company. Prior to that, Mr. Orser spent almost 25 years in various positions at Quadrant Homes, a leading homebuilder in the state of Washington and a subsidiary of Weyerhaeuser, including serving as President from 2003 to 2010. Mr. Orser is active in a number of civic organizations, including organizations focused on advancing housing in his community. Mr. Orser holds a Bachelor of Science degree from the University of Puget Sound and a Master of Urban Planning from the University of Washington.
Mr. Orser’s experience in the homebuilding industry provides significant operational and safety expertise to the Company. We believe his understanding of our industry, as well as his management experience gained over the course of his career, is valuable to the Company.

NORMA A. PROVENCIO
Age: 67
Director Since: 2009
Board Committees: Governance, Human Capital
Ms. Provencio was named Lead Director in November 2019. Ms. Provencio is President and owner of Provencio Advisory Services Inc., a healthcare financial and operational consulting firm. Prior to forming Provencio Advisory Services in October 2003, she was the Partner-in-Charge of KPMG’s Pacific Southwest Healthcare Practice since May 2002. From 1979 to 2002, she was with Arthur Andersen, serving as that firm’s Partner-in-Charge of the Pharmaceutical, Biomedical and Healthcare Practice for the Pacific Southwest. Ms. Provencio received her Bachelor of Science in Accounting from Loyola Marymount

University. She is a certified public accountant and also completed her service as a member of the Board of Trustees of Loyola Marymount University in May 2023. In June 2024, Ms. Provencio began service as a member of the Board of Trustees of Mount Saint Mary's University.
Ms. Provencio has over 30 years’ experience in the public accounting field. We believe her in-depth understanding of accounting rules and financial reporting regulations to be valuable to the Company’s commitment and efforts to comply with regulatory requirements.

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JUNE SAUVAGET
Age: 46
Director Since: 2024
Board Committees: Finance and Development, Human Capital
Ms. Sauvaget was appointed to the Board effective January 1, 2024. Ms. Sauvaget is Vice President, EMEA Marketing of Netflix, Inc. Prior to her current role, she served as Executive Vice President, Sales and Chief Marketing Officer of SunPower Corporation, a leading residential solar, storage and energy services provider in North America, from December 2021 to June 2023. Before her tenure at SunPower, she served as Chief Marketing Officer of Brex Inc., a financial service and technology company that offers business credit cards and cash management accounts to technology companies, from October 2020 to November 2021, after serving in multiple advertising and marketing leadership roles at Spotify from June 2016 to September 2020 and GAP Inc. from August 2013 to May 2016. Ms. Sauvaget received a Bachelor of Science in Business Administration from San Francisco State University.
Ms. Sauvaget has over 20 years of extensive advertising, marketing and leadership experience that we believe will be valuable to the Company's growth and marketing initiatives.

DANNY R. SHEPHERD
Age: 73
Director Since: 2016
Board Committees: Audit, Governance (Chair)
Prior to his retirement in 2015, Mr. Shepherd was Vice Chairman (from 2014 to 2015) and served as Senior Vice President, Executive Vice President and Chief Operating Officer (from 2001 to 2014) of Vulcan Materials Company, a producer of construction aggregates. From 2016 to 2021, Mr. Shepherd served on the board of directors of GCP Applied Technologies. Mr. Shepherd received his Bachelor of Science degree from the Georgia Institute of Technology.
Mr. Shepherd has significant experience in the building materials industry, and he has over 40 years of public company

40 years of public company experience. He served in various management roles over the course of his career, including 13 years as an executive of a large producer of construction aggregates. We believe his in-depth understanding of our industry, as well as his management and operational experience, provides value to the Company.

ALYSSA P. STEELE
Age: 44
Director Since: 2024
Board Committees: Audit, Finance and Development
Ms. Steele was appointed to the Board effective January 1, 2024. Ms. Steele has served as the Chief Executive Officer of Rugs USA, an e-commerce industry leader in rugs and home décor products, since December 2022. She previously served in multiple leadership positions at HD Supply, a wholly owned subsidiary of The Home Depot and one of the largest industrial distributors in North America within the maintenance, repair and operations sectors, including as Chief Merchandising Officer and Chief Commercial Officer from November 2018 through November 2022. Prior to that, Ms. Steele served in multiple e-commerce and retail leadership roles with EBAY from August 2015 to November 2018 and The Home Depot from 2007 to 2015. Ms. Steele earned her Bachelor of Arts in French from Presbyterian College,a Master of International Management from IAE, Paris and a Master of Business Administration from Georgia State University.
Ms. Steele has over 15 years of leadership experience in retail and e-commerce, as well as more than a decade in the building supply industry. We believe that this combination of experience, leadership and skills will provide value to the Company.

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C. CHRISTIAN WINKLE
Age: 61
Director Since: 2019
Board Committees: Audit, Finance and Development (Chair)
Mr. Winkle served as the chief executive officer and a member of the board of directors of Sunrise Senior Living, which operates senior living communities in the United States, Canada and the United Kingdom, including Gracewell Healthcare communities, from September 2014 to January 2021. He was chief executive officer of MedQuest, Inc., a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States from November 2005 to August 2013. He served as president and chief executive officer of Mariner Health Care, Inc., which operated skilled nursing facilities, assisted living and long-term acute care hospitals from January 1999 to July 2004. Mr. Winkle was the chief operating officer of Integrated Health Services, where he helped pioneer the sub-acute care sector and was responsible for all facility and ancillary service operations. He is a member of Argentum and American Seniors Housing Association (ASHA) boards. Mr. Winkle received his Bachelor of Science degree from Case Western Reserve University.
Mr. Winkle's broad management experience and his specific expertise in serving the important aging adults demographic provides value to the Company. We believe that this combination of experience, leadership and skills will provide value to the Company and our product offerings.

RECOMMENDATION

The Board of Directors recommends a vote FOR the election of each of the nominees named above.

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NON-EMPLOYEE
DIRECTOR COMPENSATION
SUMMARY OF 2024 NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee directors receive annual cash retainers for Board and committee service and an annual restricted stock award that vests one year from the date of grant. They also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings, but they do not receive fees for meeting attendance.
To reward our directors’ efforts and contributions, the Human Capital Committee seeks to position non-employee director compensation at or near the 50th percentile of industry peers, with a meaningful emphasis on equity-based awards to align their interests with stockholders. With the assistance of its independent advisor, the Human Capital Committee periodically reviews our non-employee director compensation program to ensure it is sufficiently competitive vs. industry peers to facilitate the attraction and retention of highly experienced and qualified board members. The peer group includes the same companies used in senior executive benchmarking, as listed on page 34.
NON-EMPLOYEE DIRECTOR CASH COMPENSATION

For fiscal 2024, each non-employee director's cash retainer was $75,000. In addition, annual cash retainers for Board committee service were paid to the non-employee directors as applicable, equal to $28,500 for our Audit Committee chair, $20,000 for each of our other committee chairs, $14,250 for non-Chair service on the Audit Committee and $10,000 for non-Chair service on all other committees. Ms. Acton and Mr. Spitz received the annual cash retainer on a proportional basis based on the number of days that they served on the Board during fiscal 2024 prior to their retirements in February 2024. Similarly, Mses. Sauvaget and Steele received the annual retainer on a proportional basis based on the number of days that they served on the Board during fiscal 2024 beginning with their appointments on January 1, 2024, and Mr. Kelley received the annual retainer on a proportional basis based on the number of days that he served on the Board during fiscal 2024 beginning with his appointment on August 1, 2024. The annual retainer for the Human Capital Committee chair was paid on a proportional basis to Messrs. Orser and Spitz based on the number of days each served as Human Capital Committee chair during fiscal 2024. Ms. Provencio also received an additional annual cash retainer of $37,500 for her service as Lead Director.
ANNUAL EQUITY GRANT

Non-employee directors are eligible to receive grants of equity-based awards under the Company’s long-term incentive plans at the discretion of our Human Capital Committee. Our Human Capital Committee’s rationale for equity grants to non-employee directors is similar to that for our NEOs; namely, to align their interests with those of stockholders. The amount of the non-employee director grant is determined in consultation with Pearl Meyer. For fiscal 2024, Mr. Johnson, Ms. Provencio, Mr. Shepherd, Mr. Orser and Mr. Winkle received an equity grant with the number of shares calculated by dividing $155,000 by the average daily closing price of a share of common stock for the 30 consecutive trading days on the NYSE ending on November 20, 2023, rounded down to the nearest whole number.
In conjunction with their retirements from the Board in fiscal 2024, Ms. Acton and Mr. Spitz did not receive equity grants in the same amount and manner as the other directors. Instead, the Human Capital Committee awarded Ms. Acton and Mr. Spitz stock grants on November 8, 2023 in the amounts of 600 and 200 shares, respectively. Upon their appointments to the Board, Mses. Sauvaget and Steele each received a pro-rata equity grant as of January 2, 2024 for fiscal 2024, and upon his appointment to the Board on August 1, 2024, Mr. Kelley received a pro-rata equity grant as of that date for fiscal 2024.

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Except as described above, our non-employee directors did not receive any other compensation from the Company for services rendered as a director during fiscal 2024. Non-employee directors are subject to stock ownership and holding requirements as further described under “Compensation Discussion and Analysis — Elements of Fiscal 2024 Compensation Program — Stock Ownership and Holding Requirements” below.
DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation of each non-employee director in fiscal 2024.

NAME	FEES EARNED OR PAID IN CASH($)	STOCK AWARDS($)(1)	TOTAL($)
Elizabeth S. Acton	35,107	14,118	49,225
Lloyd E. Johnson	113,500	160,600	274,100
John J. Kelley	16,997	22,438	39,435
Peter M. Orser	111,483	160,600	272,083
Norma A. Provencio	132,500	160,600	293,100
June Sauvaget	75,700	128,831	204,531
Danny R. Shepherd	109,250	160,600	269,850
David J. Spitz	40,646	4,706	45,352
Alyssa P. Steele	78,456	128,831	207,287
C. Christian Winkle	109,250	160,600	269,850

Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the non-employee directors. Further information regarding the valuation of stock awards can be found in Notes 2 and 15 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024. In fiscal 2024, Ms. Provencio and Messrs. Johnson, Orser, Shepherd and Winkle were each granted 6,024 shares of restricted stock. Ms. Sauvaget and Ms. Steele were each granted 3,891 shares of restricted stock. Mr. Kelley was granted 866 shares of restricted stock. Each award vests on the one-year anniversary of its grant date.

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PROPOSAL 2 —
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, Deloitte & Touche), to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2025. Deloitte & Touche has served as our accounting firm since 1996. The services provided to the Company by Deloitte & Touche for the last two fiscal years are described under the caption “Principal Accountant Fees and Services” below. Stockholder approval of the appointment is not required; however, our Board of Directors believes that obtaining stockholder ratification of the appointment is a sound governance practice.
Representatives of Deloitte & Touche will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
For the fiscal years ended September 30, 2024 and 2023, the following professional services were performed by Deloitte & Touche:
Audit Fees: The aggregate audit fees billed for the fiscal years ended September 30, 2024 and 2023 were $1,290,000 and $1,115,755, respectively. Audit fees consisted of fees associated with the audit of our annual financial statements and internal control over financial reporting, reviews of the financial statements included in our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended September 30, 2024 and 2023 were $38,790 and $37,790, respectively. These fees related to assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. These services included employee benefit and compensation plan audits.
Tax Fees: No fees for tax services were billed by or paid to Deloitte & Touche in either fiscal year 2024 or fiscal year 2023.
All Other Fees: No other fees were billed by or paid to Deloitte & Touche in either fiscal year 2024 or fiscal year 2023.
Our Audit Committee annually approves each year’s engagement for audit services in advance. Our Audit Committee has also established complementary procedures to require pre-approval of all permitted non-audit services provided by our independent auditors.
RECOMMENDATION

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2025.

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REPORT OF THE
AUDIT COMMITTEE
The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted by our Board of Directors. Each member of the Audit Committee is independent and financially literate in the judgment of the Board of Directors and as required by the Sarbanes-Oxley Act and applicable SEC and NYSE rules. The Board of Directors has also determined that Messrs. Johnson, Shepherd and Winkle qualify as “audit committee financial experts,” as defined under SEC regulations.
Management is responsible for our internal controls and the financial reporting process. Deloitte & Touche, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes and critical audit matters, as described in the Audit Committee Charter.
The Audit Committee reviewed and discussed with management the Company’s audited financial statements and critical audit matters as of and for the fiscal year ended September 30, 2024. The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee has also received the written communications from Deloitte & Touche required by the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche their independence. The Audit Committee has considered whether the provision of any non-audit services described above by Deloitte & Touche is compatible with maintaining their independence and has concluded that the provision of these services does not compromise such independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 for filing with the SEC.

LLOYD E. JOHNSON (CHAIR)
DANNY R. SHEPHERD
ALYSSA P. STEELE
C. CHRISTIAN WINKLE
The Members of the Audit Committee

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PROPOSAL 3 –
ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking its stockholders to cast an advisory vote to approve the compensation of the Company’s named executive officers (NEOs), as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This proposal, commonly known as “Say On Pay”, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
As described in detail in the section of this proxy statement titled “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our executive officers (including our NEOs), who are critical to our success. At the same time, our Human Capital Committee is committed to ensuring that our executive compensation program reinforces key financial, operational and strategic objectives in support of long-term stockholder value creation and appropriately aligns pay with performance without encouraging inappropriate risk taking. Accordingly, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals in support of long-term value creation. Please read the section of this proxy statement titled “Compensation Discussion and Analysis,” and the Executive Compensation tables that follow it, for additional details about our executive compensation programs.
We have a long history of strong stockholder support for our executive compensation programs, with Say on Pay support levels averaging 88% over the last five years. The Board and the Human Capital Committee have considered the result of these stockholder votes in setting compensation policies and making compensation decisions for each of the fiscal years that has followed. At last year's annual meeting of stockholders, approximately 96% of our shares present in person or represented by proxy voted for approval of our fiscal 2023 executive compensation programs.
At our 2023 annual meeting of stockholders, the Company’s stockholders determined that our Say On Pay vote should be held on an annual basis. In accordance with this determination, we are asking our stockholders to vote FOR the following resolution:
RESOLVED, that the compensation paid to our NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation tables, and the narrative compensation disclosure contained in this proxy statement, is hereby approved.
Our Board of Directors and our Human Capital Committee value the opinions of our stockholders, and to the extent there is a significant vote against the compensation paid to our NEOs, as disclosed in this proxy statement, we will consider our stockholders’ concerns and will evaluate what, if any, further actions are necessary to address those concerns.
RECOMMENDATION

The Board of Directors recommends a vote FOR approval of the compensation of our named executive officers.

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COMPENSATION
DISCUSSION AND ANALYSIS
INTRODUCTION
This Compensation Discussion and Analysis (CD&A) describes the compensation programs for our named executive officers (NEOs). Our executive officers who served as named executive officers in fiscal 2024 are:

NAME	TITLE
Allan P. Merrill	Chairman, President and Chief Executive Officer
David I. Goldberg	Senior Vice President and Chief Financial Officer
Keith L. Belknap	Former Executive Vice President and General Counsel and Corporate Secretary
Michael A. Dunn	Senior Vice President, General Counsel, Compliance Officer and Corporate Secretary
.
On August 1, 2024, the Company announced that Mr. Belknap would retire from the Company on September 30, 2024. In connection with Mr. Belknap's retirement, Mr. Belknap stepped down from his role as the Company's Executive Vice President, General Counsel and Corporate Secretary, effective July 31, 2024, and Mr. Dunn was appointed as the Company's Senior Vice President, General Counsel and Corporate Secretary, effective August 1, 2024, in addition to his role as the Company's Compliance Officer.
For fiscal 2024, in addition to his responsibilities as Chief Financial Officer, Mr. Goldberg oversaw our capital sourcing, investor relations, treasury and information technology functions. For fiscal 2024, in addition to his responsibilities as General Counsel, Mr. Belknap oversaw Charity Title, ESG, and risk management. In connection with his appointment as the Company's new General Counsel, Mr. Dunn assumed responsibility for Charity Title and risk management, in addition to his existing responsibilities over the Company's Mortgage Choice program and as the Company's Compliance Officer.

CD&A OVERVIEW WHO WE ARE
We are a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States: the West, East, and Southeast. Our homes are designed to appeal to homeowners at different price points across various demographic segments. Our objective is to provide our customers with homes that incorporate extraordinary value and quality, at affordable prices, while seeking to maximize our investment returns over the course of a housing cycle.
Our three customer differentiators — Mortgage Choice, Surprising Performance and Choice Plans® — represent distinctive and valuable offerings. Mortgage Choice makes it easy for our customers to comparison shop among competing lenders, potentially saving them thousands of dollars on their home loan. Surprising Performance means every Beazer home is designed and built to provide exceptional quality and comfort that results in a lower cost of ownership. Choice Plans allow customers to personalize multiple primary areas for how they want to live in their home, at no additional cost.

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We also remain focused on meaningful ESG accountability — supporting a variety of charitable and community-based activities, promoting safety, inclusion and diversity in our workforce and building our homes and communities with a concern for their impact on the environment. For more information on environmental, social and corporate governance matters, see “ESG” beginning on page 5.

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2024 BUSINESS HIGHLIGHTS

Here are several highlights of our financial and operational achievements in fiscal 2024 in comparison to fiscal 2023:

FINANCIAL
$2.33 BILLION	Revenue
Achieved a year-over-year increase in revenue of over 5%
$140.2 MILLION	Net Income
Generated net income from continuing operations of $140.2 million, compared to $158.7 million in fiscal 2023
$243.4 MILLION	Adjusted EBITDA
Achieved $243.4 million in Adjusted EBITDA, compared to $272.0 million in fiscal 2023
$1.025 BILLION	Total Debt
Refinanced senior notes scheduled to mature in March 2025 by issuing $250.0 million in senior notes scheduled to mature in March 2031

OPERATIONAL
2.4 SALES PACE	Sales Pace Achieved average monthly home sales pace per community of 2.4, a decrease of 5.6%
$776.5 MILLION	Land Acquisition and Land Development Spending
Spent $776.5 million on land acquisition and land development, an increase of 35.5%
$797.2 MILLION	Dollar Value of Backlog
Ended the year with dollar value of homes in backlog of $797.2 million, representing 1,482 homes, compared to $886.4 million, representing 1,711 homes at the end of fiscal 2023
$515,300	Average Selling Price
Average selling price for our homes was $515,300, reflecting a decrease of 0.5%
144 COMMUNITIES	Average Active Community Count
Average active community count was 144, an increase of 15.7%
28,538 LOTS	Number of Controlled Lots
Ended the year with 28,538 lots controlled either through ownership or options to purchase, an increase of 9.0%

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For purposes of this CD&A:

●
“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, and is calculated by adding charges, including debt extinguishment charges, inventory impairment and abandonment charges and other non-recurring items for the period to EBITDA.

●	“EBITDA” means earnings before interest, taxes, depreciation and amortization, and is calculated by adding non-cash charges, including depreciation and amortization for the period, to EBIT.

●
“EBIT” means net income (loss) before (a) previously capitalized interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization; and (b) income taxes.

●	“Bonus Plan EBITDA” means Adjusted EBITDA before accrual of corporate bonuses.

Please see Annex I for a reconciliation of non-GAAP measures to GAAP measures. Statements regarding goals, aspirations, strategies or future initiatives and their expected results, including those contained in the Letter from our Chairman, are forward-looking statements, which involve known and unknown risks, uncertainties and other factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

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FISCAL 2024 COMPENSATION HIGHLIGHTS

2024
EXECUTIVE COMPENSATION HIGHLIGHTS
Base Salaries (PG. 35)
Mr. Merrill's base salary for fiscal 2024 was $1,030,000, which was unchanged from fiscal 2023; Mr. Goldberg's base salary for fiscal 2024 was increased by 5.5% to $625,000; and Mr. Belknap's base salary for fiscal 2024 was $592,250, which was unchanged from fiscal 2023. With the exception of Mr. Dunn, whose target total compensation is intended to be subject to a multi-year upward adjustment process associated with his appointment as the Company's Senior Vice President, General Counsel and Corporate Secretary, the salaries for our named executive officers (NEOs) were approved by the Human Capital Committee (the "Committee") to closely align with the 2024 Peer Group 50th percentile market values, individually and in the aggregate.
In connection with his retirement, Mr. Belknap continued to receive his base salary through the end of fiscal 2024. Additionally, in connection with Mr. Dunn's appointment as the Company's Senior Vice President, General Counsel and Corporate Secretary, effective August 1, 2024, the Board, based on the recommendation of the Committee, adjusted his base salary to $350,000. In doing so, the Board and the Committee considered, among other factors, the roles and responsibilities that Mr. Dunn would have in his new position with the Company, his prior experience and knowledge of the Company and Mr. Merrill's recommendation regarding Mr. Dunn's base salary. Mr. Dunn's weighted average base salary for fiscal 2024 was $285,408.
Short-Term Incentive Opportunities (PGS. 36-38)
For fiscal 2024, the target short-term incentive award opportunity (expressed as percentages of base salary) for Mr. Merrill was increased to 225% compared to 200% in fiscal 2023. The target short-term incentive award opportunity for Mr. Goldberg was increased to 135% in fiscal 2024 compared to 125% in fiscal 2023. These increases in target short-term award opportunities for Messrs. Merrill and Goldberg were made to align target award opportunities and target total annual cash compensation more closely with the peer group 50th percentile market values. The target short-term incentive award opportunity for Mr. Belknap in fiscal 2024 was 125%, which was unchanged from fiscal 2023.
In connection with his retirement, Mr. Belknap remained eligible to receive his short-term incentive award based on the Company's actual performance for fiscal 2024. With respect to Mr. Dunn, the Board, based on the recommendation of the Committee, approved increasing his target short-term incentive award opportunity (expressed a percentage of based salary) to 75% of his base salary for the period beginning on August 1, 2024 through the end of fiscal 2024, and his weighted average short-term incentive award opportunity for fiscal 2024 was 45%.
The Committee determined that our NEOs would be eligible to receive an award for the operational components of the 2024 short-term bonus opportunity only if threshold Bonus Plan EBITDA (defined on page 29) was achieved. The Committee retained the discretion to deduct from awards earned for any reason.
Long-Term Incentive Opportunities (PGS. 39-43)
For the 2022-2024 long-term incentive performance period, the target long-term incentive opportunities (expressed as a percentage of base salary) were 300% for Mr. Merrill, 175% for Mr. Goldberg, 175% for Mr. Belknap, and 25% for Mr. Dunn. Based on recommendations from Pearl Meyer, and in an effort to help manage equity plan share usage while continuing to tie the majority (two-thirds) of long-term award opportunities to multi-year performance goals, the Committee utilized a three-component award mix consisting of a performance-based cash award, a performance-based stock award and a time-based restricted stock award, each equaling one-third of the total long-term incentive target award opportunity.

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For the 2024-2026 long-term performance period, the target incentive award opportunities (expressed as a percentage of base salary) are 300% for Mr. Merrill, 200% for Mr. Goldberg, 125% for Mr. Belknap and 25% for Mr. Dunn. Mr. Merrill's and Mr. Dunn's target opportunities are the same as they are for the 2023-2025 long-term performance period, while Mr. Goldberg's target opportunity increased from 175% and Mr. Belknap's target opportunity decreased from 175%. As with the award opportunities for the previous three performance periods, the Committee utilized a three-component award mix for this performance period, however, as it did for the 2023-2025 performance period, the award mix for the 2024-2026 performance period consists of 40% performance-based cash, 30% performance-based stock and 30% time-based restricted stock to help further manage equity plan share usage and dilution, while continuing to tie the majority of target award opportunities to multi-year goals.
For each of these long-term incentive performance periods, the Committee continued to include a relative total shareholder return (TSR) modifier to NEO performance-based awards, which could result in an adjustment to any earned awards. For the 2022-2024 performance period, this TSR modifier could result in adjustment to earned awards of up to +/- 20%. Beginning with the 2023-2025 performance period awards, the Committee expanded the potential TSR adjustment factor to +/- 30%; therefore, for the 2024-2026 performance period, the potential TSR modifier could result in adjustment to earned awards of up to +/- 30%.
In connection with his retirement, Mr. Belknap was entitled to a pro rata vesting of unvested long-term incentive opportunities granted to him through the end of fiscal 2024. Mr. Belknap, however, will not receive payment of any of the vested performance shares or performance cash unless and until such time as these awards are actually earned under the terms of their respective plans. Additionally, in connection with Mr. Dunn's appointment as the Company's Senior Vice President, General Counsel and Corporate Secretary, Mr. Dunn also received a one-time grant of 3,345 shares of restricted stock, vesting ratably over a three-year period, beginning on the first anniversary of August 1, 2024. The number of shares was determined by dividing $100,000 by the average daily closing price of a share of common stock for the 30 consecutive trading days on the NYSE ending on August 1, 2024, rounded down to the nearest whole number.

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OUR OVERALL COMPENSATION
PHILOSOPHY AND OBJECTIVES

Our executive compensation philosophy is to design compensation programs that:

●	Attract, retain and reward top talent;

●	Align pay with performance without encouraging inappropriate risk taking; and

●	Provide a substantial portion of our compensation in long-term equity-based compensation to reinforce key financial, operational and strategic objectives in support of long-term value creation.
CORE PRINCIPLES AND KEY OBJECTIVES

We utilize a combination of base salary, short-term cash incentives and long-term incentives. The majority of target long-term incentive award opportunities for our NEOs are tied to multi-year performance goals, along with a portion provided in time-based restricted stock.
The Committee reviews our core compensation philosophy annually in conjunction with the review of our compensation programs. While our core compensation philosophy and objectives have remained consistent in recent years, the Committee has made adjustments to various aspects of our compensation programs reinforce strategic priorities. For example, for the 2021-2023 long-term incentive performance period, the Committee replaced a growth metric related to our Gatherings product line with a metric related to the home energy ratings of our delivered homes to link these awards with a key component of our Zero Energy Ready commitment and overall ESG strategy. The Committee determined to continue to use this metric for the 2022-2024, 2023-2025, and 2024-2026 performance periods at increasingly challenging performance hurdles to incentivize achievement of this key strategic objective.
The Committee believes that salary and incentive compensation opportunities should be set based on a variety of factors, including key financial, operational and strategic objectives, Company performance, the compensation practices of our peer group, each executive’s specific responsibilities and skill sets, and the relationship among the compensation levels of members of our management team. The Committee has taken into consideration our need to attract and retain qualified executives in an industry that continues to experience an intense level of competition for senior executives.
By structuring compensation programs with features that are balanced between short- and long-term incentives as well as cash and equity awards, the Committee believes it can align management’s interests with those of our stockholders in both the short- and long-term; reduce risks that may be associated with compensation that is overly focused on short-term objectives; and attract, retain and motivate senior management personnel.
Further, while the Committee believes benchmarking against pay practices at other publicly-traded homebuilders is useful in determining whether our executive compensation practices are reasonable for fiscal 2024, it did not establish compensation levels based solely on benchmarking industry practices. Additional factors taken into account by the Committee are discussed in more detail on page 34.
Based on data for the 2024 Peer Group, Pearl Meyer advised the Committee that target total compensation for our NEOs was positioned within a competitive range (plus or minus 15%) of the 2024 Peer Group 50th percentile, individually and in the aggregate, with the exception of Mr. Dunn, whose target total compensation is intended to be subject to a multi-year upward adjustment process associated with his appointment as the Company's Senior Vice President, General Counsel and Corporate Secretary.

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PAY FOR PERFORMANCE

The Committee is committed to ensuring that our executive compensation program reinforces key financial, operational and strategic objectives in support of long-term stockholder value creation and appropriately aligns pay with performance. This is demonstrated by the heavy emphasis placed on variable, performance-based incentives for our NEOs (representing approximately 70% of target total compensation for our CEO and averaging approximately 62.0% of target total compensation for other NEOs in fiscal 2024 (excluding Mr. Dunn, whose target total compensation is subject to a multi-year upward adjustment process associated with his appointment as the Company's Senior Vice President, General Counsel and Corporate Secretary, effective August 1, 2024)) and differences in realized pay relative to target opportunity. As part of that philosophy, failure to reach such goals can result in no compensation under a particular plan or metric.
PAY BEST PRACTICES

Our compensation practices include:

●
Emphasis on Performance-Based Pay: With the exception of Mr. Dunn for the reasons described above, 69.6% of the ongoing pay mix for our CEO, and an average of 62.0% of the target pay mix for our other NEOs, was variable and performance-based for fiscal 2024. In the aggregate, 66.4% of the target compensation for our CEO and other NEOs (excluding Mr. Dunn) for fiscal 2024 was variable and performance based.

●	Long-Term Vesting: Our long-term incentives have multi-year vesting periods to reward long-term performance and value creation, enhance retention and deter inappropriate risk taking.

●
Multiple Performance Measures: We use multiple metrics to evaluate Company performance, covering both short-term and long-term performance objectives, with award funding caps to deter inappropriate risk taking.

●	Stock Ownership Requirements: We have meaningful stock ownership requirements for our directors and officers. For example, our CEO must hold common stock equal to at least five times his base salary.

●	No Repricing: Our stock options cannot be repriced, reset or exchanged for cash if under water without stockholder approval.

●
Anti-Pledging and Hedging Policies: We prohibit our directors and executive officers from (i) holding Beazer securities in a margin account or pledging any Beazer securities as collateral for a loan and (ii) entering into any hedge or other transaction in Beazer securities that limits the risk of ownership of Beazer common stock or stock options.

●	Double Trigger Change in Control Provisions: We have a policy of requiring a double trigger to receive cash severance and to receive accelerated vesting of equity awards upon a change of control.

●
Clawback: Each equity award is conditioned on repayment or forfeiture as required by existing law. In addition, each executive officer’s incentive compensation is subject to repayment or such other means of recovery (or a combination thereof) as is necessary to comply with law or related rules and regulations of the SEC or NYSE.

●	No Tax Gross-Ups: We maintain severance agreements with our NEOs that standardize executive separation terms, minimize the risk of excessive payouts and do not provide for any tax gross-ups.

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ROLE OF THE HUMAN CAPITAL COMMITTEE, MANAGEMENT AND COMPENSATION CONSULTANTS

The principal responsibilities of the Committee include:

●
meeting with its independent compensation consultant, with and without the presence of management, to review and structure objectives and compensation programs for our NEOs that are aligned with both the Company’s business and financial strategy and stockholder interests;

●	evaluating the performance of our NEOs in light of those objectives; and

●	based on this evaluation, determining and approving the compensation level for our CEO and for other executive officers.
The Committee has retained Pearl Meyer to provide advice regarding compensation plan design, compensation levels and benchmarking data and advice. Prior to retaining Pearl Meyer for fiscal 2024, the Committee determined that Pearl Meyer qualifies as an independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company.
In relation to compensation program design for fiscal 2024, the Committee took into account discussions with, and presentations by, key members of our management team to ensure that our compensation plans were aligned with our key financial, operational and strategic objectives. Also, on an annual basis, Mr. Merrill reviews the performance of the other NEOs, and makes recommendations to the Committee based on his review. In addition, our Lead Director discussed Mr. Merrill’s performance with the Committee. Mr. Merrill is present for the Committee’s deliberations related to the compensation of the other NEOs, but not for the Committee’s discussions related to his own compensation.
PEER GROUPS AND DATA

For fiscal 2024, our peer group was composed of Century Communities, Inc., Dream Finders Homes, Inc., Green Brick Partners, Inc., Hovnanian Enterprises, Inc., KB Home, Landsea Homes Corp., LGI Homes, Inc., M/I Homes, Inc., M.D.C. Holdings, Inc., Meritage Homes Corporation, Taylor Morrison Home Corp., and TRI Pointe Group, Inc. (the" 2024 Peer Group"). These companies were chosen because, in addition to being among our chief competition among publicly-traded homebuilders, they were most closely aligned to us in terms of size.
Each year, Pearl Meyer conducts a review of peer group pay levels and practices, which the Committee takes into consideration when establishing NEO compensation levels, along with a variety of other factors, such as Company and individual performance, each incumbent’s qualifications and responsibilities, the Company’s recruiting experience and talent management needs and the Committee’s business judgment.
While the Committee believes benchmarking against pay practices at other publicly-traded homebuilders is useful in determining whether our executive compensation practices are reasonable for fiscal 2024, it did not establish compensation levels based solely on benchmarking industry practices.

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ELEMENTS OF FISCAL
2024 COMPENSATION PROGRAM

CONSIDERATION OF SAY ON PAY VOTES

We have a long history of strong stockholder support for our executive compensation programs, with Say on Pay support levels averaging 88% for the last five years. The Board and the Committee have considered the result of these stockholder votes in setting compensation policies and making compensation decisions for each of the fiscal years that has followed. At last year's annual meeting of stockholders, approximately 96% of our shares present in person or represented by proxy voted for approval of our fiscal 2023 executive compensation program.
In designing the compensation program for fiscal 2024, the Committee considered the results of the 2023 Say on Pay vote, our ongoing dialogue with stockholders, internal considerations such as key business and talent management objectives, consistency from year-to-year and an evaluation of peer practices. After consideration, the Committee concluded that, for fiscal 2024, it was appropriate to maintain most elements of the existing compensation program design for our NEOs, with a slightly larger weighting placed on the achievement of operational goals under the short-term incentive plan than in the previous year. The fiscal 2024 compensation program continues to tie the majority of our NEOs’ compensation to performance metrics that support our Company’s balanced growth strategy and Zero Energy Ready commitment.
BASE SALARY

Our ability to recruit and retain executive talent depends on setting competitive base salaries. We begin with an analysis of base pay relative to the market. We generally target base pay at or near the peer group 50th percentile (or median) and then evaluate the need to make any adjustments based on variables such as pay parity relative to other officers and internal accountability, incumbent tenure and performance. We review base salaries annually, unless circumstances require otherwise. For non-CEO NEO salaries, we solicit CEO input.
With the exception of Mr. Dunn for the reasons described above, the Committee sought to position salaries for fiscal 2024 for each NEO within a competitive range of the 50th percentile of the 2024 Peer Group. Mr. Merrill's base salary for fiscal 2024 was $1,030,000, which was unchanged from fiscal 2023; Mr. Goldberg's base salary for fiscal 2024 was increased by 5.5% to $625,000; and Mr. Belknap's base salary for fiscal 2024 was $592,250, which was unchanged from fiscal 2023.
In connection with his retirement, Mr. Belknap continued to receive his base salary through the end of fiscal 2024. Additionally, in connection with Mr. Dunn's appointment as the Company's Senior Vice President, General Counsel and Corporate Secretary, effective August 1, 2024, the Board, based on the recommendation of the Committee, adjusted his base salary to $350,000. In doing so, the Board and the Committee considered, among other factors, the roles and responsibilities that Mr. Dunn would have in his new position with the Company, his prior experience and knowledge of the Company and Mr. Merrill's recommendation regarding Mr. Dunn's base salary. Mr. Dunn's weighted average base salary for fiscal 2024 was $285,408.

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SHORT-TERM INCENTIVE COMPENSATION

Our annual cash incentive plan is designed to motivate and reward executives for achieving key financial, operational and strategic objectives that continue to drive the Company’s success and generate returns for our stockholders. We set annual cash incentive bonus targets hierarchically based on a multiple of base salary.
For fiscal 2024, the target short-term incentive award opportunity (expressed as percentages of base salary) for Mr. Merrill was increased to 225% compared to 200% in fiscal 2023. The target short-term incentive award opportunity for Mr. Goldberg was increased to 135% in fiscal 2024 compared to 125% in fiscal 2023. These increases in target short-term award opportunities for Messrs. Merrill and Goldberg were made to align target award opportunities and target total annual cash compensation more closely with the peer group 50th percentile market values. The target short-term incentive award opportunity for Mr. Belknap in fiscal 2024 was 125%, which was unchanged from fiscal 2023.
In connection with his retirement, Mr. Belknap remained eligible to receive his short-term incentive award based on the Company's actual performance for fiscal 2024. With respect to Mr. Dunn, the Board, based on the recommendation of the Committee, approved increasing his target short-term incentive award opportunity (expressed a percentage of based salary) to 75% of his base salary for the period beginning on August 1, 2024 through the end of fiscal 2024, and his weighted average short-term incentive award opportunity for fiscal 2024 was 45%. Prior to his appointment, Mr. Dunn's short-term incentive award opportunity for fiscal 2024 was tied to a different bonus plan than the other NEOs. Specifically, 65% of Mr. Dunn's short-term incentive award opportunity was tied to the Company's Adjusted EBITDA achievement as opposed to the 60% tied to Bonus Plan EBITDA achievement for the other NEOs; 5% was tied to the Grow Community Count metric as opposed to 10% for the other NEOs; 5% was tied to the Activate New Communities metric as opposed to 10% for the other NEOs; and 10% was tied to the Employee Engagement and Performance Management metric as opposed to 5% for the other NEOs.
For fiscal 2024, the majority (60%) of short-term incentive award opportunities for our NEOs (including Mr. Dunn following his promotion) was tied to actual vs. planned Bonus Plan EBITDA, with the remaining 40% tied to six financial, operational and strategic objectives weighted at either 5% or 10%. In addition to Bonus Plan EBITDA, the Committee chose to utilize five of the same metrics that were utilized in fiscal 2023 and to introduce a new metric to specifically incentivize achievement of the Company's community count growth objectives. Consistent with prior years, NEOs were eligible to receive an award for other components of the 2024 Bonus Plan only if threshold 2024 Bonus Plan EBITDA was achieved. The Committee retained the discretion to adjust results for unanticipated and exceptional items and to deduct from awards earned for any reason. No such discretion was exercised by the Committee.
2024 OBJECTIVES

●
Bonus Plan EBITDA — 60% of bonus opportunity — Consistent with past practice, the Committee determined that the importance of growth in Adjusted EBITDA to accomplishing our strategic plan, coupled with the proven history of this metric driving results in past years, warranted allocating 60% of the overall annual bonus opportunity to this metric. The Committee established a 2024 Bonus Plan EBITDA objective with $240.00 million threshold, $310.00 million target and $380.75 million maximum achievement levels.

●
Grow Community Count — 10% of bonus opportunity — In order to achieve a bonus payout with respect to this metric, the Company was required to meet internal (and proprietary) goals for the number of active communities at fiscal 2024 year-end.

●
Uphold Internal Operating Margin — 5% of bonus opportunity — In order to achieve a bonus payout with respect to this metric, the Company was required to meet a minimum percentage with respect to an internal (and proprietary) measure of operating margin that takes into account varying operational efficiencies and overheads among divisions and corporate.

●
Activate New Communities — 10% of bonus opportunity — In order to achieve a bonus payout with respect to this metric, the Company was required to achieve internal (and proprietary) timing goals for the activation of a minimum number of new communities.

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●
Reduce Cycle Time — 5% of bonus opportunity — In order to achieve a bonus payout with respect to this metric, the Company was required to achieve internal (and proprietary) minimum reductions in the average cycle time for construction of new homes.

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Deliver Customer Experience — 5% of bonus opportunity — In order to achieve a bonus payout with respect to this metric, the Company was required to realize specific levels of year-over-year improvement in customer satisfaction as measured through third-party customer surveys.

●
Employee Engagement and Performance Management — 5% of bonus opportunity — In order to achieve a bonus payout with respect to this metric, a minimum level of employee engagement and performance management was required.

The specific performance targets for operational metrics are not disclosed here because we believe that the disclosure would result in competitive harm to us by providing competitors, vendors and suppliers with insight into our business strategies and operations beyond what is disclosed publicly.

2024 ACHIEVEMENT OF OBJECTIVES
In 2024, the following results were achieved against these objectives:

OBJECTIVE	WEIGHTING (%)	RESULT	ACHIEVEMENT
Bonus Plan EBITDA	60	$258.2 million	Between threshold and target
Grow Community Count	10	Grew community count by 21%	Between threshold and target
Uphold Internal Operating Margin	5	9.6%	Between threshold and target
Activate New Communities	10	Achieved less than required number of points on internal scoring scale	Did not achieve threshold
Reduce Cycle Time	5	Achieved average cycle time reduction of 10 days	Between threshold and target
Deliver Customer Experience	5	Improved customer satisfaction survey achievement	Target achievement level
Employee Engagement and Performance Management	5	Above benchmark for four quarters and full year	Target achievement level
Total	100	—	Between threshold and target on an overall basis
To the extent actual 2024 Bonus Plan performance was between the threshold and target performance levels, or between the target and maximum performance levels, linear interpolation was applied to determine the actual payout under each component of the 2024 Bonus Plan.

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2024 BONUSES AWARDED
With the exception of Mr. Dunn for the reasons described in footnote 2 below, actual awards for our NEOs were equal to an average of 60% of target award opportunities, as shown in the table below.

NAME	2024 TARGET BONUS (% of actual base salary)	2024 TARGET BONUS ($)	2024 ANNUAL CASH INCENTIVE BONUS ($)	BONUS AS A PERCENTAGE OF TARGET (%)
Allan P. Merrill	225	2,317,500	1,396,655	60.3
David I. Goldberg	135	843,750	508,491	60.3
Keith L. Belknap[1]	125	740,313	446,154	60.3
Michael A. Dunn[2]	45	127,747	82,654	64.7

In connection with his retirement, Mr. Belknap remained eligible to receive his short-term incentive award based on the Company's actual performance for fiscal 2024.
In connection with his promotion, effective August 1, 2024, Mr. Dunn's 2024 Target Bonus was increased to 75% of his base salary. The weighted average for Mr. Dunn's Target Bonus for fiscal 2024 was 44.8% of his base salary. Mr. Dunn's 2024 Annual Cash Incentive Bonus was calculated on a pro rata basis to reflect the multiple target percentages and the amount of time in 2024 that each of those target percentages applied to him.

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LONG-TERM INCENTIVE COMPENSATION

2022-2024 Performance Period
For the 2022-2024 performance period, the target long-term incentive opportunities (expressed as a percentage of base salary) were 300% for Mr. Merrill, 175% for Mr. Goldberg, 175% for Mr. Belknap, and 25% for Mr. Dunn. Based on recommendations from Pearl Meyer, and in an effort to help manage equity plan share usage while continuing to tie the majority (two-thirds) of long-term award opportunities to multi-year performance goals, the Committee utilized a three-component award mix consisting of a long-term performance-based cash award, a performance-based stock award and a time-based restricted stock award, each equaling one-third of the total long-term incentive target award opportunity.
2024-2026 Performance Period
For the 2024-2026 long-term performance period, the target incentive award opportunities (expressed as a percentage of base salary) are 300% for Mr. Merrill, 200% for Mr. Goldberg, 125% for Mr. Belknap and 25% for Mr. Dunn. The Committee utilized a three-component award mix for the 2024-2026 performance period of 40% performance-based cash, 30% performance-based shares and 30% time-based restricted stock award, which is intended to help manage equity plan share usage and dilution while continuing to tie the majority of target award opportunities to multi-year goals in support of long-term value creation.
RESTRICTED STOCK
Time-based restricted stock awards vest ratably over a three-year period, beginning with the first anniversary of the grant date. In fiscal 2024, the NEOs were granted the following number of shares of restricted stock, which were calculated by dividing the applicable target award value by the average daily closing price of a share of common stock for the 30 consecutive trading days on the NYSE ending on November 20, 2023: Mr. Merrill: 36,027; Mr. Goldberg: 14,574; Mr. Belknap: 8,631; and Mr. Dunn: 740.
Additionally, in connection with his appointment as the Company's Senior Vice President, General Counsel and Corporate Secretary, Mr. Dunn also received a one-time grant of 3,345 shares of restricted stock, vesting ratably over a three-year period, beginning on the first anniversary of August 1, 2024. The number of shares was determined by dividing $100,000 by the average daily closing price of a share of common stock for the 30 consecutive trading days on the NYSE ending on August 1, 2024, rounded down to the nearest whole number.
PERFORMANCE SHARES AND PERFORMANCE CASH
In order to facilitate pay for performance, our core compensation philosophy continues to be focused on providing incentive compensation to our management team when they achieve key financial, operational and strategic objectives that the Committee and our Board of Directors believe are critical to enhancing long-term stockholder value. As part of that philosophy, the Committee believes that a significant portion of equity awards should be performance-based, with failure to reach such goals resulting in no compensation under a particular plan or metric. Accordingly, the majority (70% for the 2024-2026 performance period) of our senior executive management team’s overall long-term incentive awards are comprised of performance shares and performance cash which reflect a target number of shares and cash that may be issued to the award recipient at the end of a three-year performance period based on the achievement of performance targets established at the time of grant. Performance share grant levels were determined by dividing target award values by the closing price of a share of our common stock on the date of grant.
When determining awards, the Committee utilizes performance metrics consisting of a variety of key financial, operational and strategic objectives. In addition, in order to ensure the awards align with enhancing stockholder value, any awards earned at the end of the three-year performance period are subject to adjustment based on our relative total shareholder return (TSR) performance over the same three-year performance period vs. a designated comparison group. For the 2022-2024 performance period, this TSR modifier could result in adjustment to earned awards by up to +/- 20%. Beginning with the 2023-2025 performance period awards, the Committee expanded the potential TSR adjustment factor to +/- 30%; therefore, for the 2024-2026 performance period, the potential TSR modifier could result in adjustment to earned awards of up to +/- 30%.

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In connection with his retirement, Mr. Belknap was entitled to a pro rata vesting of unvested long-term incentive opportunities granted to him through the end of fiscal 2024; however, Mr. Belknap will not receive payment of any of the vested performance shares or performance cash unless and until such time as these awards are actually earned under the terms of their respective plans.
Performance Measures for the Fiscal 2022-2024 Performance Period
Each performance share award, and performance cash award, reflects a target number of shares, and target amount of cash, in each case, based on the fair market value of our common stock on the award date that may be issued to the award recipient at the end of a three-year award cycle based on the achievement of performance targets that are either (a) applicable to cumulative results over the entire three-year performance period or (b) applicable only to the final fiscal year of the three-year performance period. At the end of each performance period, the Committee confirms performance against the applicable performance targets, and any earned awards corresponding to the level of achievement during the performance period are calculated.
In determining fiscal year 2022-2024 performance share and performance cash award metrics, the Committee considered the fluid nature of the housing market and the need to design metrics that would not be obsolete in the event of a change in strategy during the three-year performance period ending with fiscal 2024. Additionally, the Committee determined that the Company's ongoing commitment to increase the energy efficiency of its homes and to build only Zero Energy Ready homes by the end of 2025 warranted accountability through the long-term incentive awards program. Accordingly, the Committee used a performance metric directly linking award opportunities to the average Home Energy Rating System (HERS®) results for homes built by the Company.
HERS is an industry-leading home building scoring system developed by the Residential Energy Services Network (RESNET), an independent non-profit organization, for inspecting and calculating a home's energy performance after construction is complete. The specific performance targets for energy performance are not disclosed here because we believe that the disclosure would result in competitive harm to us by potentially disrupting our vendor and supplier relationships and providing competitors with insight into our business strategies beyond what is disclosed publicly. The Committee believes management’s ability to achieve the specific performance targets and the level of difficulty associated with meeting these performance targets is consistent with the other metrics and consistent with the performance required to meet our Zero Energy Ready commitment by the end of 2025.
The three metrics used for the fiscal 2022-2024 performance period were:

●
Cumulative pre-tax income (defined as the Company’s income from continuing operations, before taxes and excluding impairments and abandonments, bond losses and such other non-recurring items as the Committee may approve) over the entire three-year performance period;

●
Return on assets, based on the ratio of Adjusted EBITDA to total assets (defined as the Company’s total assets as shown on the consolidated balance sheet included in the Company’s Form 10-K for each of fiscal year end performance periods); and

●
Environmental, based on a metric linked to the average HERS results for homes closed in fiscal 2024. The Committee believed that this metric was appropriate to ensure accountability for the Company's Zero Energy Ready commitment and reinforced its pay for performance philosophy.

Determination of Performance Shares and Cash Earned for the Fiscal 2022-2024 Performance Period
Shares and cash earned are based on achieving the Threshold, Target or Superior levels of performance on one or more of the metrics described above. One-third of target shares and cash are earned for each metric achieving Threshold performance, two-thirds of target shares and cash are earned for each metric achieving Target performance and 100% of target shares and cash are earned for each metric achieving Superior performance. The shares and cash earned on the three metrics are totaled, subject to both a 175% cap on primary funding metrics and a TSR modifier to determine the final award.

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●
To illustrate, achievement of a Threshold level of performance on each of the three metrics would result in 33.3% of target shares and cash earned for each metric or a total of 100% of the target number of shares and cash, subject to adjustment based on the TSR modifier.

●	Superior-level performance on any one metric (100%) would earn a target number of shares and cash subject to the TSR modifier.

●
The maximum number of shares and cash that can be earned based on the results of the three metrics described above would be 175% of Target, even if Superior performance is achieved on all three metrics (300% of target shares and cash). In the event of such maximum achievements, the maximum adjustment under the TSR modifier of 20% would result in shares and cash awarded totaling no more than 210% of target.

●	For performance between Threshold and Target or between Target and Superior, straight line interpolation between such levels is applied.

●
The Committee retains the discretion to reduce the number of shares and cash finally awarded notwithstanding the number and amount earned pursuant to the above, and to award any amounts in excess of target in cash instead of shares.

Results for the Fiscal 2022-2024 Performance Period

●
Cumulative pre-tax income — The performance necessary to earn a Threshold, Target and Superior payout required a cumulative pre-tax income of $750.0 million, $800.0 million and $850.0 million, respectively. Actual cumulative pre-tax income for the fiscal 2022-2024 performance period was $613.74 million.

●	Return on Assets — The performance necessary to earn a Threshold, Target and Superior payout required an average ROA over the performance period of 13.0%, 14.0% and 15.0%, respectively. Average actual return on assets for the performance period was 12.37%.

●
Environmental — Actual results for this metric exceeded the Superior level. The specific performance targets for this metric are not disclosed here because we believe that the disclosure would result in competitive harm to us by potentially disrupting our vendor and supplier relationships and providing competitors with insight into our business strategies beyond what is disclosed publicly.

The Committee viewed the achievement levels for all three metrics for this performance period as very challenging and requiring significant improvement over the three-year period. Ultimately, awards were not earned for two metrics, but were earned at the Superior level for the Environmental metric and resulted in earned awards of 100.0% of Target. Earned awards were subject to adjustment based on our relative TSR, as discussed below.
While our target performance awards are based on specific metrics established at the time of grant, actual payouts of incentive compensation are also directly tied to stockholder value. Accordingly, after determining the number of shares and cash earned based on the achievement of the performance measures for the fiscal 2022-2024 performance period, the following three-year relative TSR scale was applied as a modifier:

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TSR PERCENTILE RANK VS. TSR PEER GROUP	ADJUSTMENT TO # OF PERFORMANCE SHARES AND AMOUNT OF PERFORMANCE CASH
At or above 75th Percentile	+20%
70-74th Percentile	+15%
65-69th Percentile	+10%
60-64th Percentile	+5%
40-59th Percentile	No adjustment
35-39th Percentile	-5%
30-34th Percentile	-10%
25-29th Percentile	-15%
Below 25th Percentile	-20%
The Company's percentile rank was below the 25th percentile vs. the members of the TSR Peer Group. After application of the TSR modifier, the recipients’ percentage of awards earned attributable to the fiscal 2022-2024 performance period was decreased from 100.0% to 80.0% of Target. Unlike previous years in which the TSR modifier was tied to the performance of the S&P Homebuilders Select Industry Index, the TSR Peer Group for the 2022-2024 performance period consisted of certain members of the Company's peer group for executive compensation benchmarking purposes, which included Century Communities, Inc., Dream Finders Homes, Inc., Green Brick Partners, Inc. Hovnanian Enterprises, Inc., KB Home, LGI Homes, Inc., M.D.C. Holdings, Inc., Meritage Homes Corporation, Taylor Morrison Home Corp., and TRI Pointe Group, Inc. The Committee determined that using a peer group of comparably-sized homebuilders was more appropriate for relative TSR comparisons than the former broader market comparison group.
Through heavy emphasis on variable, performance-based incentives with rigorous performance goals based on key financial, operational and strategic objectives and actual payouts subject to adjustment based on stockholder returns, the Committee believes our long-term incentive program appropriately aligns pay with performance while promoting stockholder value creation.
Performance Shares and Performance Cash Issued for the Fiscal 2022-2024 Performance Period
Shares and cash issued in November 2024 to NEOs for the fiscal 2022-2024 performance period are set forth in the following table:

NAME	PERFORMANCE SHARES AWARD TARGET (#)	PERFORMANCE SHARES EARNED (#)	PERFORMANCE CASH AWARD TARGET ($)	PERFORMANCE CASH AWARD EARNED ($)	PERFORMANCE SHARES / CASH EARNED AS A PERCENTAGE OF AWARD TARGET (%)
Allan P. Merrill	46,728	37,382	1,000,000	800,000	80.00
David I. Goldberg	13,629	10,903	291,667	233,333	80.00
Keith L. Belknap	14,802	11,841	316,782	253,425	80.00
Michael A. Dunn	868	694	18,579	14,863	80.00
Performance Measures for 2024-2026 Performance Period
For performance shares and performance cash awards related to the 2024-2026 performance period, the Committee, for the same reasons it did for the fiscal 2022-2024 and 2023-2025 performance periods, used the performance metric directly linking the HERS results for homes built by the Company. The Committee, however, set the performance targets for this metric for the 2023-2025 performance period at levels of increased difficulty compared to the 2022-2024 performance period, and the performance targets for the 2024-2026 performance period at levels of increased difficulty compared to the 2023-2025 performance period.

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In addition, as it did for the 2023-2025 performance period, the Committee determined that the Company's commitment to community count growth warranted accountability through its long-term incentive awards program. Accordingly, the Committee used the same metric for the 2024-2026 performance period as it did for the 2023-2025 performance period that is directly linked to the Company's community count growth during the performance period. As with the environmental metric linked to HERS scores, the level of this community count-related metric was set at levels of increased difficulty for the 2024-2026 performance period compared to the 2023-2025 performance period. Also, as with the environmental metric linked to HERS scores, the specific performance targets for community count growth are not disclosed here because we believe that the disclosure would result in competitive harm to us by potentially disrupting our vendor and supplier relationships and providing competitors with insight into our business strategies beyond what is disclosed publicly. The Committee believes the performance hurdles for average HERS scores and community count growth will be challenging to achieve.
Performance metrics for 2024-2026 performance period also include the following objective:

●
Return on assets — The performance necessary to earn a Threshold payout requires an average return on assets for the performance period of 14%, Target payout requires an average return on assets of 15%, and the performance necessary to earn a Superior payout requires an average return on assets for the performance period of at least 16%.

As with the award opportunities for the 2022-2024 and 2023-2025 performance periods, the Committee utilized a three-component award mix for the 2024-2026 performance period, and consistent with the 2023-2025 performance period, the mix for the 2024-2026 performance period consists of 40% performance-based cash, 30% performance-based stock and 30% time-based restricted stock. Consistent with past practice, the actual number of performance shares and cash earned will be based on achieving the Threshold, Target or Superior levels of performance on one or more of the metrics described above. One-third of target shares and cash will be earned for each metric achieving Threshold performance, two-thirds of target shares and cash will be earned for each metric achieving Target performance and 100% of target shares and cash will be earned for each metric achieving Superior performance. The shares and cash earned on the three metrics will be totaled and will be subject to a 175% cap and a relative TSR modifier in order to determine the final award. The TSR modifier for the 2024-2026 performance period can adjust award funding by up to +/- 30.0%.
BENEFITS

Our NEOs receive the standard benefits available to all employees, including: group health (medical, dental, pharmacy, and vision), group life, accidental death and dismemberment, business travel accident, disability plans, defined contribution retirement plans (a Money Purchase Retirement Plan and a 401(k) Savings Plan), and vacation.
Deferred Compensation Plan
The Company maintains the Beazer Homes Deferred Compensation Plan, or the Deferred Plan, to provide eligible employees the opportunity to defer a portion of their current compensation. With respect to fiscal 2024, the Company made a contribution to the Deferred Plan for the benefit of each NEO as follows: Mr. Merrill, $100,000; Mr. Goldberg, $50,000, and Mr. Belknap, $50,000. The Company did not make any contributions to the Deferred Plan for Mr. Dunn's benefit in fiscal 2024, but he did begin receiving contributions from the Company beginning at the start of fiscal 2025 and is eligible to receive up to $50,000 of such contributions in fiscal 2025. These contributions are made in regular installments and are subject to several restrictions and limitations including the Committee’s right to terminate or suspend any such contribution in the future.
Other Benefits
We do not have a defined benefit pension plan or supplemental executive retirement plan. Our executive management team, including our NEOs, participate in our various benefit programs on the same terms as other employees. The Company does not provide to its NEOs supplemental executive retirement plans, company cars (or automobile reimbursements), club memberships or other significant perquisites.

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STOCK OWNERSHIP AND HOLDING REQUIREMENTS

The Company maintains a stock ownership and holding policy that requires NEOs and members of the Board of Directors to acquire and retain a meaningful level of stock ownership in the Company. The current stock ownership requirements are based on a multiple of base salary or annual retainer, as applicable, and are as set forth below:

MULTIPLE OF BASE SALARY/ ANNUAL RETAINER
CEO	5.0 x base salary
Other NEOs	3.0 x base salary
Non-employee Directors	5.0 x annual cash retainer
For purposes of the stock ownership policy, the following types of shareholdings are counted towards an individual’s stock ownership: (i) stock that is considered beneficially owned and (ii) two-thirds of time-based restricted stock. Unearned performance-based stock awards and unexercised stock options (including vested "in-the-money" options) do not count towards ownership requirements. Individuals subject to this policy are required to be in compliance with ownership requirements no later than the fifth anniversary of the date the individual becomes a NEO or director. The policy also requires NEOs and directors to hold 50% of net after-tax shares issued upon vesting of restricted stock, performance shares or stock option exercises until their required respective stock ownership levels are achieved. As of December 14, 2024, each of our NEOs and directors either meet or are on track to meet the requirements of our stock ownership and holding policy.
INSIDER TRADING COMPLIANCE POLICY

We have adopted an Insider Trading Compliance Policy applicable to our directors, officers, and employees, and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the NYSE listing standards. Our Insider Trading Compliance Policy prohibits our employees and related persons and entities from trading in securities of the Company and other companies while in possession of material, nonpublic information. Our Insider Trading Compliance Policy also prohibits our employees from disclosing material, nonpublic information of the Company, or another publicly traded company, to others who may trade on the basis of that information. Additionally, directors and certain officers and employees are subject to routine and non-routine blackout periods during which times trading in our securities is not permitted, as well as pre-clearance procedures to ensure compliance with applicable internal policies. The foregoing summary of our Insider Trading Compliance Policy does not purport to be complete and is qualified by reference to our Insider Trading Compliance Policy, a copy of which can be found as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2024.
COMPENSATION CLAWBACK POLICY

The Committee has adopted a clawback policy in compliance with applicable laws and NYSE listing standards that requires the Company to clawback incentive-based compensation in the event the Company issues a restatement of its financial statements, to the extent such incentive-based compensation received by the individual exceeds the amount the individual would have received based on the restated financial statements.
In addition, awards under our Amended and Restated 2014 Long-Term Incentive Plan are subject not only to our existing clawback policy but any other clawback policy adopted by the Committee, and the Committee has the authority to recoup or cancel awards if a participant engages in “detrimental activity” with respect to the Company.

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As described in further detail under “Executive Compensation — Potential Payments Upon Termination or Change of Control,” pursuant to the severance agreements with each of our NEOs, any incentive compensation that is paid or granted to the NEOs will be subject to recoupment under the terms thereof.
RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS

The Committee does not believe our compensation programs encourage inappropriate risk taking. The Committee, with assistance from Pearl Meyer, arrived at this conclusion for the following reasons:

●
Our employees receive both fixed and variable compensation. The fixed portion provides a steady income regardless of the Company’s stock price or financial performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price.

●	Incentive award opportunities are tied to multiple metrics over various time periods that align with key financial, operational and strategic objectives.

●	Incentive award opportunities are capped, with incentive payouts subject to clawback provisions.

●	Our equity awards for executives generally vest over three-year periods, which discourages short-term risk taking while also enhancing retention.

●
Our equity ownership and holding requirements encourage a long-term perspective by our executives and non-employee directors. For example, our CEO must hold common stock equal to at least five times his base salary.

●
Our equity compensation plan provides that our executives’ unvested long-term equity compensation is forfeited upon voluntary termination (except in certain cases after a Change in Control or upon Retirement).

POLICIES AND PRACTICES RELATED TO THE TIMING OF EQUITY AWARDS

Pursuant to our compensation programs, we grant stock options to certain employees from time to time; however, no stock options were granted to our NEOs in fiscal 2024. Although we have not adopted a formal policy regarding the timing of equity award grants, including stock option grants, the Committee generally approves equity award grants during a regularly scheduled meeting in the first quarter of the fiscal year. The Committee does not grant equity awards in anticipation of the release of material nonpublic information, nor is the timing of disclosures of material nonpublic information based on equity award grant dates.

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REPORT OF THE
HUMAN CAPITAL COMMITTEE
The Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, the Human Capital Committee recommended to our Board of Directors that the Compensation Discussion and Analysis set forth above be included in this Proxy Statement.
PETER M. ORSER (CHAIR)
JOHN J. KELLEY III
LLOYD E. JOHNSON
NORMA A. PROVENCIO
JUNE SAUVAGET
The Members of the Human Capital Committee

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EXECUTIVE
COMPENSATION
SUMMARY COMPENSATION TABLE

The table below summarizes compensation information for our NEOs for the fiscal years 2024, 2023 and 2022.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($) (1)	STOCK OPTIONS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (2)	ALL OTHER COMPENSATION ($) (3)	TOTAL ($)
Allan P. Merrill President and Chief Executive Officer	2024	1,030,000	—	1,958,060	—	2,196,655	112,273	5,296,988
	2023	1,028,846	—	1,996,601	—	3,568,124	109,900	6,703,471
	2022	999,135	—	2,265,442	—	3,665,000	109,150	7,038,727
David I. Goldberg Senior Vice President and Chief Financial Officer	2024	623,740	—	792,096	—	741,824	59,937	2,217,597
	2023	588,702	—	669,686	—	1,047,743	59,655	2,365,786
	2021	497,404	—	660,752	—	1,157,500	58,808	2,374,464
Keith L. Belknap(4) Former Executive Vice President and General Counsel	2024	592,250	—	469,090	—	699,579	60,886	1,821,805
	2023	591,587	—	669,686	—	1,222,095	60,372	2,543,740
	2022	573,788	—	759,860	—	1,311,125	58,812	2,703,585
Michael A. Dunn(5) Senior Vice President and General Counsel	2024	280,609	—	149,695	—	97,517	9,296	537,117

Represents the aggregate grant date fair value of restricted stock and performance shares awarded in each of the fiscal years indicated above, determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the NEOs. The grant date fair value of the performance shares was calculated based on a “Monte Carlo” simulation model, which utilizes numerous arbitrary assumptions about financial variables that determine the probability of satisfying the performance conditions stipulated in the award. Further information regarding the valuation of stock and option awards can be found in Notes 2 and 15 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024. We caution that the amounts reported in the table for equity-related awards and, therefore, total compensation, may not represent the amounts that each NEO will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including Company performance and stock price. For more information on restricted stock and performance shares, see “Compensation Discussion and Analysis — Elements of Fiscal 2024 Compensation Program — Long-Term Incentive Compensation” above.

Represents amounts paid pursuant to the Company’s 2024 short-term incentive plan and the performance-based cash component of the long-term incentive plan for the 2022-2024 performance period. Amounts paid under the short-term incentive plan were $1,396,655 to Mr. Merrill, $446,154 to Mr. Belknap, $508,491 to Mr Goldberg, and $82,654 to Mr. Dunn. Amounts paid under the long-term plan were $800,000 to Mr. Merrill, $233,333 to Mr. Goldberg, $253,425 to Mr. Belknap, and $14,863 to Mr. Dunn. For more information, see “Compensation Discussion and Analysis — Elements of Fiscal 2024 Compensation Program — Short-Term Incentive Compensation” and “— Long-Term Incentive Compensation” above.

For information on All Other Compensation, see table below.
Mr. Belknap stepped down from his role as the Company’s Executive Vice President, General Counsel and Corporate Secretary, effective July 31, 2024, and retired from the Company on September 30, 2024.
Mr. Dunn was appointed Senior Vice President, General Counsel and Corporate Secretary, effective August 1, 2024. Prior to that, Mr. Dunn served as the Company’s Deputy General Counsel. Mr. Dunn was not an NEO for the fiscal years ended September 30, 2023 or 2022.

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ALL OTHER COMPENSATION

The table below provides a detailed breakdown of the amounts for fiscal 2024 under “All Other Compensation” in the Summary Compensation Table above.

NAME	YEAR	DEFERRED COMPENSATION OR DISCRETIONARY LUMP SUM CONTRIBUTIONS ($)	401(K) COMPANY MATCH ($)	Other ($)	TOTAL ($)
Allan P. Merrill	2024	100,000	7,131	5,142	112,273
David I. Goldberg	2024	50,000	9,937	—	59,937
Keith L. Belknap	2024	50,000	9,905	981	60,886
Michael A. Dunn	2024	—	9,296	—	9,296
GRANTS OF PLAN-BASED AWARDS TABLE

The following table shows information about eligible or granted plan-based awards in fiscal 2024 to our NEOs.

NAME	AWARD TYPE (1)	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (2)			ESTIMATED FUTURE ISSUANCES OF SHARES UNDER EQUITY INCENTIVE PLANS (3)			ALL OTHER STOCK-BASED AWARDS (#) (4)	GRANT DATE FAIR VALUE OF STOCK- BASED AWARDS ($) (5)	ALL OTHER OPTION AWARDS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	SUPERIOR (#)
Allan P. Merrill	BP	11/20/23	1,158,750	2,317,500	4,635,000	—	—	—	—	—	—	—
	PA	11/20/23	—	1,236,000	2,811,900	—	—	—	—	—	—	—
	RS	11/20/23	—	—	—	—	—	—	36,027	960,480	—	—
	PS	11/20/23	—	—	—	—	34,771	79,104	—	997,580	—	—
David I. Goldberg	BP	11/20/23	421,875	843,750	1,687,500	—	—	—	—	—	—	—
	PA	11/20/23	—	500,000	1,050,000	—	—	—	—	—	—	—
	RS	11/20/23	—	—	—	—	—	—	14,574	388,543	—	—
	PS	11/20/23	—	—	—	—	14,066	32,000	—	403,554	—	—
Keith L. Belknap	BP	11/20/23	370,156.5	740,312.5	1,480,626	—	—	—	—	—	—	—
	PA	11/20/23	—	296,125	673,684	—	—	—	—	—	—	—
	RS	11/20/23	—	—	—	—	—	—	8,631	230,102	—	—
	PS	11/20/23	—	—	—	—	8,330	18,951	—	238,988	—	—
Michael A. Dunn	BP(6)	11/20/23	63,874	127,747	87,740	—	—	—	—	—	—	—
	PA	11/20/23	—	25,398	41,272	—	—	—	—	—	—	—
	RS	11/20/23	—	—	—	—	—	—	740	19,728	—	—
	PS	11/20/23	—	—	—	—	714	1,160	—	20,485	—	—
	RS	08/01/24	—	—	—	—	—	—	3,345	109,482	—	—

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Award Type: “BP” means potential cash awards under 2024 Short-Term Incentive Plan; "PA" means performance cash awards under the 2024 Long-Term Incentive Plan; “RS” means shares of time-vesting restricted stock; “PS” means performance share awards under the 2024 Long-Term Incentive Plan.

Amounts represent the range of possible cash payouts for fiscal 2024 under the 2024 Short-Term Incentive Plan, as described under “Compensation Discussion and Analysis — Elements of Fiscal 2024 Compensation Program — Short-Term Incentive Compensation” above, and the range of possible cash payouts for performance cash awards under the 2024 Long-Term Incentive Plan, assuming achievement of threshold, target and superior performance. See "Compensation Discussion and Analysis — Elements of Fiscal 2024 Compensation Program -— Long-Term Incentive Compensation — Performance Measures for 2024-2026 Performance Period" above. The awards that were earned based on actual performance for or through fiscal 2024 were paid in November 2024 and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Represents the range of shares of Common Stock that may vest after the end of the three-year award cycle applicable to a performance share award, assuming achievement of threshold, target and superior performance. See “Compensation Discussion and Analysis — Elements of Fiscal 2024 Compensation Program — Long-Term Incentive Compensation — Performance Measures for 2024-2026 Performance Period” above.

Represents time-vested restricted stock. The shares of restricted stock generally vest in equal installments on the first, second and third anniversaries of the grant date. See “Compensation Discussion and Analysis — Elements of Fiscal 2024 Compensation Program — Long-Term Incentive Compensation — Restricted Stock” above.

See footnote 1 to the Summary Compensation Table above for an explanation of the calculation of the grant date fair value of stock-based awards.
Mr. Dunn’s Threshold, Target, and Maximum award opportunities are reflective of his weighted average short-term incentive opportunity for fiscal 2024 applied to his weighted average salary for fiscal 2024 in the manner described in detail on pages 35-36 above.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table provides information with respect to outstanding unexercised options and unvested performance shares and restricted stock held by our NEOs at September 30, 2024.

			OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE		NUMBER OF SECURITIES UNDERLYING OPTIONS/SARS		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OF STOCK THAT HAVE NOT VESTED (#) (1)	MARKET VALUE OF SHARES OF STOCK THAT HAVE NOT VESTED ($) (2)	NUMBER OF PER- FORMANCE SHARES THAT HAVE NOT VESTED (#)		MARKET VALUE OF PERFOR- MANCE SHARES THAT HAVE NOT VESTED ($) (2)
			(#)
			EXERCISABLE	UNEXERCIS-ABLE
Allan P. Merrill	5/22/19		—	5,000	9.62	5/22/27	—	—	—		—
	11/12/21		—	—	—	—	18,285	624,798	—		—
	11/12/21	(3)	—	—	—	—	—	—	37,382	(3)	1,277,343
	11/14/22		—	—	—	—	56,542	1,932,040	—		—
	11/14/22	(4)	—	—	—	—	—	—	77,057	(4)	2,633,038
	11/20/23		—	—	—	—	36,027	1,231,043	—		—
	11/20/23	(5)	—	—	—	—	—	—	34,771	(5)	1,188,125
David I. Goldberg	11/12/21		—	—	—	—	5,333	182,229	—		—
	11/12/21	(3)	—	—	—	—	—	—	10,903	(3)	372,556
	11/14/22		—	—	—	—	18,965	648,034	—		—
	11/14/22	(4)	—	—	—	—	—	—	25,846	(4)	883,158
	11/20/23		—	—	—	—	14,574	497,994	—		—
	11/20/23	(5)	—	—	—	—	—	—	14,066	(5)	480,635
Keith L. Belknap	11/12/21		—	—	—	—	—	—	—		—
	11/12/21	(3)	—	—	—	—	—	—	11,841	(3)	404,607
	11/14/22		—	—	—	—	—	—	—		—
	11/14/22	(4)	—	—	—	—	—	—	15,794	(4)	539,681
	11/20/23		—	—	—	—	—	—	—		—
	11/20/23	(5)	—	—	—	—	—	—	2,313	(5)	79,035
Michael A. Dunn	11/12/21		—	—	—	—	340	11,618	—		—
	11/12/21	(3)	—	—	—	—	—	—	694	(3)	23,714
	11/14/22		—	—	—	—	1,120	38,270	—		—
	11/14/22	(4)	—	—	—	—	—	—	1,526	(4)	52,143
	11/20/23		—	—	—	—	740	25,286	—		—
	11/20/23	(5)	—	—	—	—	—	—	714	(5)	24,397
	8/1/24		—	—	—	—	3,345	114,299	—		—

Award vests ratably over a three-year period.
“Market value” is calculated by multiplying the number of shares that have not vested by the closing price of common stock on the NYSE on September 30, 2024 of $34.17 per share.

Represents performance shares awarded in fiscal 2022 for a three-year performance period (fiscal 2022 through fiscal 2024). The performance shares shown are based on actual performance. See “Compensation Discussion and Analysis — Elements of Fiscal 2024 Compensation Program — Long-Term Incentive Compensation — Performance Shares” above. These performance shares vested in November 2024. For more information regarding these performance shares, see pages 39 of the Company’s proxy statement filed with the SEC on December 21, 2022.

Represents performance shares awarded in fiscal 2023 for a three-year performance period (fiscal 2023 through fiscal 2025). The performance shares shown assume target performance for the award cycle. For more information regarding these performance shares, see page 40 of the Company’s proxy statement filed with the SEC on December 21, 2023.

Represents performance shares awarded in fiscal 2024 for a three-year performance period (fiscal 2024 through fiscal 2026). The performance shares shown assume target performance for the award cycle. See “Compensation Discussion and Analysis — Elements of Fiscal 2024 Compensation Program — Long-Term Incentive Compensation — Performance Shares” above.

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OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of performance shares and restricted stock during fiscal 2024 for each NEO.

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED UPON VESTING ($)
Allan P. Merrill	183,756	5,562,244
David I. Goldberg	44,717	1,355,010
Keith L. Belknap	75,350	2,340,974
Michael A. Dunn	899	27,319
NON-QUALIFIED DEFERRED COMPENSATION TABLE

The table below provides supplemental information relating to compensation deferred during fiscal 2024 under the terms of the Beazer Homes Deferred Compensation.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	COMPANY CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS/ (LOSSES) IN LAST FY ($) (1)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($) (2)
Allan P. Merrill	0	100,000	610,444	0	3,016,849
David I. Goldberg	0	50,000	42,509	0	231,415
Keith L. Belknap	0	50,000	59,835	0	414,640

Represents amounts of earnings on the balance of the participants’ accounts that are attributable to the performance of independently managed funds available to and selected by each participant under the Deferred Plan and in which deferred amounts are deemed to be invested. None of the earnings in this column are included in the “Summary Compensation Table” above because they were not preferential or above-market.
Aggregate balances include unvested amounts of Company contributions.
Narrative Disclosure to Non-Qualified Deferred Compensation Table
Under the Deferred Plan, participants select from a menu of investment options which track a variety of independently managed benchmark funds in which the funds are deemed to be invested. The return on the underlying investments determines the amount of earnings and losses that are credited or debited to the participants’ account. There is no guaranteed rate of return on these funds and the rate of return depends on the participants’ deemed investment option elections and on the market performance of the underlying funds. Deferred amounts and Company contributions are deposited in a trust that qualifies as a grantor trust under the Internal Revenue Code. Our obligations under the Deferred Plan are unsecured general obligations and rank equally with our other unsecured general creditors. Amounts deferred by participants and earnings and losses thereon are 100% vested.

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POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE OF CONTROL

SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
We have severance and change of control agreements with each of our NEOs. The agreements set forth each executive’s then current base salary, eligibility to receive awards pursuant to short-term and long-term incentive compensation programs, deferred compensation and severance payments, all of which are described in greater detail below. The agreements are substantially identical in non-economic terms and set forth each executive’s non-competition and non-solicitation, confidentiality and intellectual property obligations. Base salaries, performance metrics and actual target opportunities for any given year remain within the discretion of the Company’s Human Capital Committee.
The agreements provide for a lump sum severance payment in the event of a “change of control” of the Company followed by a termination of the executive without “cause” or a resignation by the executive for “good reason” within two years of the change of control. In such event, the severance payment for Mr. Merrill would be three times the sum of his then current base salary and annual cash incentive bonus target for the fiscal year in which the termination occurs, and, in the case of Messrs. Goldberg and Dunn, the severance payments would be two times the sum of the executive’s then current base salary and target annual incentive bonus for the fiscal year in which the termination occurs, in each case payable in a lump sum.
Where there is no change of control, in the event of a termination of the executive without “cause” or a resignation by the executive for “good reason,” such executive would receive a severance payment. The severance payment for Mr. Merrill in this situation would be (1) two times the sum of his then current base salary and target annual incentive bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months, and (2) a pro rata annual incentive bonus for the fiscal year in which the termination occurs calculated based on actual performance for the year, payable at the same time bonuses are paid to other executives. For Messrs. Goldberg and Dunn, the severance payment would be (1) one and one-fourth times the sum of the executive’s then current base salary and target annual incentive bonus for the fiscal year in which termination occurs, payable in equal installments over twelve months, and (2) a pro rata annual incentive bonus for the fiscal year in which the termination occurs calculated based on actual performance for the year, payable at the same time bonuses are paid to other executives. No severance will be payable in the event the executive is terminated for “cause” or the executive resigns without “good reason.”
The agreements do not entitle the executives to any extension or continuation of employee benefits after termination, except in the event the executive is entitled to receive severance pay, in which case the executive may receive up to twelve months of coverage under the group health, dental and vision plans the executive participated in prior to termination. In addition, there is no provision to “gross up” any payment to account for taxes for which the executive may be liable. Under the agreements, any incentive compensation that is paid or granted to the executives will be subject to recoupment under the terms of the Company’s “clawback” policy.
DISPOSITION OF OUTSTANDING EQUITY AWARDS
The severance and change of control agreements with each of our NEOs also govern the disposition of outstanding equity awards issued under our Amended and Restated 2014 Long-Term Incentive Plan in the event the executive’s employment is terminated under various scenarios or in the event there is a change of control of the Company.
Termination of Employment by the Company with Cause or Resignation by Executive
Pursuant to the severance agreements, equity grants under our Amended and Restated 2014 Long-Term Incentive Plan provide that all unvested awards will be forfeited in the event the executive is terminated by the Company for “cause” or the executive voluntarily resigns and the resignation is without Good Reason and not within two years after of a change of control of the Company.

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Termination of Employment by the Company without “Cause,” by Executive for Good Reason or Retirement
If the executive’s employment is terminated by the Company without cause, the executive resigns for “good reason,” or the executive retires, unvested equity grants under our Amended and Restated 2014 Long-Term Incentive Plan will generally vest as follows:

•	awards that vest solely on a time basis will vest pro rata based on the number of months the executive was employed during the applicable vesting period; and
•	awards that vest based on the Company’s performance will vest pro rata based on the Company’s performance during the applicable performance period and the number of months the executive was employed during such period.
Death or Disability
If the executive’s employment is terminated due to death or disability, all unvested equity grants under our Amended and Restated 2014 Long-Term Incentive Plan will fully vest.
Change of Control
In the event of an anticipated change of control of the Company, the Company’s Human Capital Committee has the authority to determine that awards granted under our Amended and Restated 2014 Long-Term Incentive Plan:

•	will be continued by the Company (if the Company is the surviving entity);
•	will be assumed by the surviving entity or its parent or subsidiary; or
•	will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the outstanding award.
If an award is continued, assumed or substituted upon a change of control, such award will generally provide similar terms and conditions and preserve the same benefits as the outstanding award that is being continued or replaced, and, in the event executive’s employment is terminated without cause or the executive terminates his employment for good reason within two years following the change of control, the unvested outstanding award (or assumed or substituted award) will fully vest. Awards that are not continued, assumed or substituted upon a change of control will fully vest, subject to the Human Capital Committee's discretion.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL TABLE
The table below summarizes the compensation payable to each NEO in the event of termination of employment. The amount of compensation payable to each NEO in each situation is listed, assuming termination had occurred on the last day of our most recent fiscal year, September 30, 2024. All equity awards have been valued as of September 30, 2024, the last trading day in the fiscal year. Mr. Belknap retired from his role as the Company's Executive Vice President, General Counsel and Corporate Secretary, effective July 31, 2024, but remained an employee of the Company through September 30, 2024. Accordingly, the amounts in his portion of the table reflect the actual benefits he received pursuant to the Letter Agreement entered into between the Company and Mr. Belknap, dated July 31, 2024, in connection with his retirement.

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		TYPE OF TERMINATION
NAME	PAYMENT OR BENEFIT TYPE	TERMINATION FOLLOWING CHANGE OF CONTROL WITHOUT CAUSE ($)	DEATH OR DISABILITY ($)	WITHOUT CAUSE OR FOR GOOD REASON ($)	Retirement
Allan P. Merrill	Severance	10,042,500	—	8,091,655
	Vesting of Unvested Long-Term Awards	12,158,387	12,281,137	7,282,023
	Benefits Continuation	20,473	—	20,473
	Total	22,221,360	12,281,137	15,394,151
David I. Goldberg	Severance	2,937,500	—	2,344,429
	Vesting of Unvested Long-Term Awards	4,212,513	4,212,513	2,360,186
	Benefits Continuation	—	—	—
	Total	7,150,013	4,212,513	4,704,615
Michael A. Dunn	Severance	1,225,000	—	848,279
	Vesting of Unvested Long-Term Awards	353,444	353,444	145,077
	Benefits Continuation	20,496	—	20,496
	Total	1,598,940	353,444	1,013,852
Keith L. Belknap	Severance				—
	Vesting of Unvested Long-Term Awards				1,678,714
	Benefits Continuation				19,244
	Total	—	—	—	1,697,958

PAY RATIO

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee.
We identified the median employee using the employee population on September 30, 2024 that received taxable compensation (other than our Chief Executive Officer) for the fiscal year 2024, which included our reviewing gross compensation, excluding equity, within the fiscal year 2024. Compensation was annualized for employees who joined the Company during the fiscal year. The annual total compensation of our median employee (other than the Chief Executive Officer) for the fiscal year 2024 was $120,088. As disclosed in the Summary Compensation Table above, our Chief Executive Officer’s annual total compensation for fiscal 2024 was $5,296,988. For purposes of determining the ratio, the annual total compensation of the CEO and the median employee includes the dollar value of non-discriminatory health and welfare benefit contributions made by the Company, which are not required to be reported as compensation in the Summary Compensation Table. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 44:1.
This information is being provided for compliance purposes. Because SEC rules permit significant flexibility in terms of approaches used to calculate compensation and identify the median employee, comparisons of pay ratios among companies may not be very meaningful, even for companies within the same industry. Neither the Human Capital Committee nor the executives of our Company used the pay ratio measure in making compensation decisions.

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PAY vs. PERFORMANCE

As required by SEC rules, we are providing the following information about the relationship between executive “compensation actually paid” (“CAP”) and certain measures of the company’s financial performance. For further information concerning our pay-for-performance philosophy and how our Human Capital Committee aligns executive compensation with the company’s performance, refer to “Compensation Discussion and Analysis” above.
The tabular and narrative disclosures provided below are intended to be calculated in a manner consistent with the applicable SEC rules and may reflect reasonable estimates and assumptions where appropriate.
Pay Versus Performance Table
The following table provides information regarding the CAP to the principal executive officer (“PEO”) and, as an average, the other named executive officers (“non-PEO NEOs”), and select financial performance measures, in each case, during the years ended September 30, 2024, 2023, 2022, and 2021.

					VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:
YEAR	SUMMARY COMPENSATION TABLE (SCT) TOTAL FOR PEO($)[1]	COMPENSATION ACTUALLY PAID TO PEO($)[2]	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOS($)[3]	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOS($)[4]	TOTAL SHAREHOLDER RETURN[5]	PEER GROUP TOTAL SHAREHOLDER RETURN[6]	NET INCOME (LOSS) ($ IN THOUSANDS)[7]	ADJUSTED EBITDA ($ IN THOUSANDS)[8]
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
2024	5,296,988	9,496,585	1,525,508	2,019,289	258.86	234.56	140,175	243,418
2023	6,703,471	13,497,213	2,454,763	4,479,090	188.71	138.36	158,611	272,031
2022	7,038,727	4,817,669	2,549,025	1,849,609	73.26	78.38	220,704	370,082
2021	5,515,019	10,933,984	1,268,608	2,479,480	130.68	111.73	122,021	262,724

The dollar amounts reported in column (B) are the amounts of total compensation reported for our Chief Executive Officer Allan P. Merrill, who is our PEO, for each corresponding year in the "Total" column of the Summary Compensation Table.

The dollar amounts reported in column (C) represent the amount of CAP to Mr. Merrill for the corresponding fiscal year. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Merrill during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the total compensation for each year to determine CAP. The Company does not have a defined benefit pension plan, so no pension adjustments were made.

YEAR	REPORTED SCT TOTAL FOR PEO (a)	DEDUCTIONS FROM SCT TOTAL (b)	EQUITY AWARD ADDITIONS TO SCT TOTAL (c)	COMPENSATION ACTUALLY PAID TO PEO (d)
2024	5,296,988	(1,958,060)	6,157,657	9,496,585
2023	6,703,471	(1,996,601)	8,790,343	13,497,213
2022	7,038,727	(2,265,442)	44,384	4,817,669
2021	5,515,019	(1,671,256)	7,090,222	10,933,984

a.	The dollar amounts are the total compensation reported for Mr. Merrill as described above in footnote (1).
b.	The deductions from SCT Total represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable fiscal year.
c.	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; The valuation assumptions used to calculate the fair value were updated as of each measurement date and will differ from those disclosed as of the grant date. The methodology used to develop the valuation assumptions as of each applicable measurement date is consistent with those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

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YEAR	ADD FAIR VALUE OF CURRENT YEAR EQUITY AWARDS AT YEAR-END	ADD CHANGE IN VALUE OF PRIOR YEARS' AWARDS UNVESTED AT YEAR-END	ADD FAIR VALUE AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR	ADD CHANGE IN VALUE OF PRIOR YEARS' AWARDS THAT VESTED IN THE FY	SUBTRACT YEAR-END FAIR VALUE OF EQUITY AWARDS THAT FAILED TO MEET VESTING CONDITIONS IN THE YEAR	ADD VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON EQUITY AWARDS NOT OTHERWISE REFLECTED IN FAIR VALUE OR TOTAL COMPENSATION ($)	TOTAL EQUITY AWARD ADJUSTMENTS
2024	2,398,272	2,774,502	—	984,883	—	—	6,157,657
2023	4,373,156	3,725,072	—	692,115	—	—	8,790,343
2022	980,833	(2,476,972)	—	1,540,523	—	—	44,384
2021	2,048,545	4,818,485	—	223,192	—	—	7,090,222

The dollar amounts reported in D represent the average of the amounts reported for the non-PEO NEOs in the "Total" column of the Summary Compensation Table in each applicable year. In 2024, our non-PEO NEOs included David I. Goldberg, Keith L. Belknap and Michael A. Dunn. Mr. Belknap retired as the Company's Executive Vice President, General Counsel and Corporate Secretary effective July 31, 2024, but remained an employee of the Company through September 30, 2024. In connection with Mr. Belknap's retirement, Mr. Dunn was appointed as the Company's Senior Vice President, General Counsel and Corporate Secretary, effective August 1, 2024. In 2023, our non-PEO NEOs included David I. Goldberg and Keith L. Belknap. In 2022, our non-PEO NEOs included David I. Goldberg and Keith L. Belknap. In 2021, our non-PEO NEOs included David I. Goldberg, Keith L. Belknap, and Robert L. Salomon.
The dollar amounts reported in E represent the average amount of CAP to the non-PEO NEOs specified in footnote (3), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the non-PEO NEOs for each year to determine the CAP, using the same methodology described above in footnote (2). The Company does not have a defined benefit pension plan, so no pension adjustments were made.

YEAR	AVERAGE REPORTED SCT TOTAL FOR NON-PEO NEOS (a)	AVERAGE DEDUCTIONS FROM SCT TOTAL (b)	AVERAGE EQUITY AWARD ADDITIONS TO SCT TOTAL (c)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOS (e)
2024	1,525,508	(470,294)	964,075	2,019,289
2023	2,454,763	(669,686)	2,694,013	4,479,090
2022	2,549,025	(710,306)	10,890	1,849,609
2021	1,268,608	(301,390)	1,512,262	2,479,480

The amounts deducted or added in calculating the equity award adjustments in column (c) are as follows:

YEAR	ADD AVERAGE FAIR VALUE OF CURRENT YEAR EQUITY AWARDS AT YEAR-END	ADD AVERAGE CHANGE IN VALUE OF PRIOR YEARS' AWARDS UNVESTED AT YEAR-END	ADD AVERAGE FAIR VALUE AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR	ADD AVERAGE CHANGE IN VALUE OF PRIOR YEARS' AWARDS THAT VESTED IN THE FY	SUBTRACT AVERAGE YEAR-END FAIR VALUE OF EQUITY AWARDS THAT FAILED TO MEET VESTING CONDITIONS IN THE YEAR	ADD AVERAGE VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON EQUITY AWARDS NOT OTHERWISE REFLECTED IN FAIR VALUE OR TOTAL COMPENSATION ($)	TOTAL EQUITY AWARD ADJUSTMENTS
2024	403,791	543,075	27,302	196,583	(206,677)	—	964,075
2023	1,466,815	1,067,878	—	159,320	—	—	2,694,013
2022	307,530	(561,038)	—	264,398	—	—	10,890
2021	369,429	1,177,406	—	39,107	(73,680)	—	1,512,262

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Total shareholder return ("TSR") is the value of $100 at the end of the measurement period assuming invested in Beazer Homes stock as of September 30, 2020.
Peer group TSR, is the value of $100 at the end of the measurement period assuming invested in the peer group index as of September 30, 2020. The peer group used for this purpose is the company-selected peer group as specified in the CD&A of the proxy statement. The peer group consists of: Century Communities, Inc., Dream Finders Homes Inc, Green Brick Partners, Inc., Hovnanian Enterprises, Inc., KB Home, Landsea Homes Corp, LGI Homes, Inc., M/I Homes, Inc., Meritage Homes Corporation, Taylor Morrison Home Corp., and TRI Pointe Group, Inc. M.D.C Holdings Inc., was part of the peer group in the prior fiscal year but was acquired by Sekisui House in April 2024. As a result, M.D.C. Holdings was removed from the TSR calculations.
The dollar amounts reported represent our net income, as reflected in the Company’s audited financial statements for the applicable year.

The dollar amounts reported represent our Adjusted EBITDA, as reflected in the Company’s audited financial statements for the applicable year. While the Company uses several financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to the NEOs, for the most recently completed fiscal year, to the Company’s performance. Adjusted EBITDA is a non-GAAP financial measure. Refer to Annex I for further discussion on this measure, including a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

List of Most Important Financial Performance Measures to Determine 2024 Compensation Actually Paid
As described in more detail in the “Compensation Discussion and Analysis” section, our executive compensation program reflects a pay-for-performance philosophy and includes performance metrics that are intended to incentivize our NEOs and align our NEOs’ interests with those of our stockholders. With respect to the 2024 fiscal year, the most important financial performance measures used to link executive CAP to our performance overall are as follows:

Metrics Used in Determining NEO Pay
Adjusted EBITDA
Pre-Tax Income
Return on Assets

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Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the section of this Proxy Statement titled “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several financial performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance Table. Moreover, the Company generally seeks to incentivize creation of long-term stockholder value, and, therefore, does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance Table. Specifically, the graphs below show the relationship of “compensation actually paid” to our PEO and Non-PEO NEOs to (i) TSR; (ii) the Company’s net income; and (iii) Adjusted EBITDA. For more information regarding the elements of our executive compensation program and, in particular, our pay mix, please refer to the section of this Proxy Statement titled “Compensation Discussion and Analysis.”

Compensation Actually Paid vs. TSR 2021 - 2024
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
$270.00
$240.00
$210.00
$180.00
$150.00
$120.00
$90.00
$60.00
$30.00
$-
2021
2022
2023
2024
Compensation Actually Paid to PEO
Average Compensation Actually Paid To Non-PEO NEOs
BZH TSR
Peer Group TSR

Compensation Actually Paid vs. Net Income 2021 - 2024
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
$240,000,000
$210,000,000
$180,000,000
$150,000,000
$120,000,000
$90,000,000
$60,000,000
$30,000,000
$-
2021
2022
2023
2024
Compensation Actually Paid to PEO
Average Compensation Actually Paid To Non-PEO NEOs
Net Income

Compensation Actually Paid vs. Adjusted EBITDA 2021 - 2024
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
$400,000,000
$350,000,000
$300,000,000
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$-
2021
2022
2023
2024
Compensation Actually Paid to PEO
Average Compensation Actually Paid To Non-PEO NEOs
Adjusted EBITDA

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SECURITY
OWNERSHIP
GREATER THAN 5% BENEFICIAL OWNERS

The following table sets forth, to the best of our knowledge and belief, certain information regarding the beneficial ownership of our common stock by each person known to the Company to be the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of more than 5% of our outstanding common stock, based on the number of shares of our common stock outstanding as of December 12, 2024.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF COMMON SHARES BENEFICIALLY OWNED	PERCENT OF OUTSTANDING (1)

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	3,185,250	10.21%

Donald Smith & Co., Inc.(3) DSCO Value Fund, L.P. 152 West 57th Street New York, NY 10019	3,132,427	10.04%

The Vanguard Group. (4) 100 Vanguard Blvd. Malvem, PA 19355	1,806,525	5.79%

Based upon 31,202,739 shares of common stock outstanding as of December 12, 2024. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

Based upon information set forth in a Schedule 13G/A filed by BlackRock, Inc. on August 7, 2024, BlackRock, Inc. reported beneficial ownership and sole voting power of 3,126,435 shares and beneficial ownership and sole dispositive power of 3,185,250 shares.

Based upon information set forth in a Schedule 13G filed by Donald Smith & Co., Inc. on October 25, 2024, Donald Smith & Co., Inc. and DSCO Value Fund, L.P. reported beneficial ownership and sole voting power of 3,060,198 and 27,129 shares, respectively, and beneficial ownership and sole dispositive power of 3,105,298 and 27,129 shares, respectively.

Based upon information set forth in a Schedule 13G/A filed by The Vanguard Group on November 12, 2024, The Vanguard Group reported beneficial ownership and sole voting power of 0 shares, beneficial ownership and shared voting power of 53,218 shares, beneficial ownership and sole dispositive power of 1,726,494 shares, and beneficial ownership and shared dispositive power of 80,031 shares.

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EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information, as of December 12, 2024, with respect to the beneficial ownership of our common stock by each director, each of our NEOs, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

NAME OF BENEFICIAL OWNER	NUMBER OF COMMON SHARES BENEFICIALLY OWNED (1) (2) (3) (4)	PERCENT OF OUTSTANDING (5)
Michael A. Dunn	16,678	*
David I. Goldberg	193,834	*
Lloyd E. Johnson	34,630	*
John J. Kelley	5,917	*
Allan P. Merrill	1,426,049	4.57%
Peter M. Orser	78,324	*
Norma A. Provencio	103,789	*
June Sauvaget	8,942	*
Danny R. Shepherd	87,794	*
Alyssa Steele	8,942	*
C. Christian Winkle	68,474	*
Directors and Executive Officers as a Group (11 persons)	2,033,373	6.52%
*Less than 1%
    Beneficial ownership includes shares of unvested, time-based restricted stock: Mr. Dunn - 6,846, Mr Goldberg - 31,263, Mr. Johnson - 5,051, Mr. Kelley - 5,917, Mr. Merrill - 92,054, Mr. Orser - 5,051, Ms. Provencio - 5,051, Ms. Sauvaget - 8,942, Mr. Shepherd - 5,051, Ms..Steele - 8,942 and Mr. Winkle - 5,051.
    Beneficial ownership for Messrs. Merrill, Goldberg and Dunn includes unvested performance shares granted in November 2022, November 2023 and November 2024: Mr. Merrill - 164,848, Mr. Goldberg - 55,998 and Mr. Dunn - 5,503.
    Beneficial ownership includes shares underlying vested stock options: Mr. Merrill - 5,000.
    All of the vested shares beneficially owned by Ms. Acton are held indirectly through the Robert and Elizabeth Acton Living Trust dated as of December 17, 2010 as amended. All of the vested shares beneficially owned by C. Christian Winkle are held indirectly through the Charles C. Winkle Revocable Trust UA 9/29/18. 1,185 of the vested shares beneficially owned by David I. Goldberg are held indirectly through the David I. Goldberg & Susan S. Goldberg JT Ten WROS account. 5,600 of the vested shares beneficially owned by Norma A. Provencio are held indirectly through an IRA account.
    Based upon 31,202,739 shares of outstanding common stock as of December 12, 2024 and shares deemed outstanding with respect to each person pursuant to Exchange Act Rule 13d-3(d)(1). Adjusted as necessary to reflect the shares issuable to such person upon the vesting or exercise of his stock options listed in footnote 3 above (and assuming no other stock options are exercised). Shares of common stock subject to stock options that are currently exercisable or vested, or will become exercisable or vested within 60 days of December 12, 2024, are deemed outstanding for computing the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage ownership of any other persons.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers using information obtained from them and from the Company’s records. Due to an administrative error, Mr. Dunn was one day late in filing a Form 4 on August 6, 2024 to report a grant of restricted stock of 3,345 shares in connection with his appointment as the Company’s Senior Vice President, General Counsel and Corporate Secretary.

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EXECUTIVE OFFICERS
BIOGRAPHICAL INFORMATION

Biographical information, as of September 30, 2024, for the executive officers of the Company is set forth below. Biographical information for Allan P. Merrill is set forth above under “Proposal 1 — Election of Directors — Nominees.”
MICHAEL A. DUNN. Mr. Dunn, 46, was appointed Senior Vice President, General Counsel and Corporate Secretary, on August 1, 2024, in addition to his role as the Company's Compliance Officer. Mr. Dunn served as the Company's Deputy General Counsel since January 2023. He previously served as Assistant General Counsel of the Company from March 2015 to January 2023 and has served as the Company's Compliance Officer since January 2020. Mr. Dunn received a Bachelor of Science in Management degree from the Georgia Institute of Technology and a Juris Doctor from Columbia University.
DAVID I. GOLDBERG. Mr. Goldberg, 47, was appointed Senior Vice President and Chief Financial Officer and became an executive officer of the Company on November 20, 2020. Mr. Goldberg joined the Company in March 2015, serving as the Company’s Vice President, Treasurer and Head of Investor Relations prior to his appointment as Senior Vice President and Chief Financial Officer. Previously, Mr. Goldberg served as the lead Equity Research analyst for the US housing sector at UBS Investment Bank in New York, where he was widely recognized for his broader industry insights and stock specific research. Mr. Goldberg received a Bachelor of Arts from American University and a MBA from Columbia University.

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TRANSACTIONS WITH
RELATED PERSONS
REVIEW, APPROVAL OR RATIFICATION OF
TRANSACTIONS WITH RELATED PERSONS

The Audit Committee of our Board of Directors, in accordance with its charter and our Related Party Transactions Policy, is responsible for the review and prior approval of all proposed related party transactions to identify potential conflict of interest situations. Any identified related party transactions are then presented to our Board of Directors for approval and implementation of appropriate action to protect us from potential conflicts of interest. We have also adopted a Code of Ethics pursuant to which all directors and employees must disclose any potential conflicts of interest or related party transactions prior to entering into any such transactions.
There were no reportable transactions with related persons during fiscal 2024.
HUMAN CAPITAL COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The members of our Human Capital Committee during fiscal 2024 were Messrs. Johnson, Kelley and Orser and Ms. Provencio and Ms. Sauvaget. None of the members of our Human Capital Committee has ever been an officer or employee of the Company or any of our subsidiaries. None of the members of our Human Capital Committee had any relationship requiring disclosure under “Transactions with Related Persons.” During fiscal 2024, none of our executive officers served as a director or member of the compensation or human capital committee (or other committee of the board of directors performing equivalent functions) of another entity that had an executive officer serving on our Board of Directors.
PROPOSALS FOR THE
NEXT ANNUAL MEETING
PROPOSALS TO BE INCLUDED IN OUR PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING

Any proposal by a stockholder to be included in the proxy statement for our 2026 annual meeting of stockholders must be received at our principal executive offices, 2002 Summit Boulevard NE, 15th Floor, Atlanta, Georgia 30319, not later than August 22, 2025. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

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STOCKHOLDER PROPOSALS REGARDING NOMINATIONS OR
OTHER BUSINESS AT THE 2026 ANNUAL MEETING

Any proposal by a stockholder for nominations or other business at our 2026 annual meeting of stockholders (outside of the processes for proposals to be included in the proxy statement for our 2026 annual meeting of stockholders described above) must be received at our principal executive offices, 2002 Summit Boulevard NE, 15th Floor, Atlanta, Georgia 30319, no earlier than July 23, 2025 and no later than August 22, 2025. Any such notice must also meet the other requirements of our by-laws relating to stockholder proposals. In addition, the deadline for providing notice to the Company under Rule 14a-19 of the Exchange Act of a stockholder's intent to solicit proxies in support of nominees must be submitted in accordance with, and within the time period prescribed in, the advance notice provisions of our by-laws.
OTHER
INFORMATION
Management does not know of any items, other than those referred to in this Proxy Statement, which may properly come before the meeting or other matters incident to the conduct of the meeting.
As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or any proposal to adjourn or postpone the meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
By Order of the Board of Directors,

Michael A. Dunn
Corporate Secretary
Dated: December 20, 2024

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ANNEX I
NON-GAAP RECONCILIATION

Reconciliation of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation, debt extinguishment, impairments and abandonments, and other non-recurring items) to total Company net income, the most directly comparable GAAP measure, is provided for the period shown below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies’ respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

FISCAL YEAR ENDED SEPTEMBER 30, 2024 (IN THOUSANDS)
Net income (GAAP)	$140,175
Expense from income taxes	$18,910
Interest amortized to home construction and land sales expenses and capitalized interest impaired	$68,233
EBIT (Non-GAAP)	$227,318
Depreciation and amortization	$14,867
EBITDA (Non-GAAP)	$242,185
Stock-based compensation expense	$7,391
Loss on extinguishment of debt	$437
Inventory impairments and abandonments (a)	$1,996
Gain on sale of investment (b)	$(8,591)
Adjusted EBITDA	$243,418
(a) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired."
(b) We previously held a minority interest in a technology company specializing in digital marketing for new home communities, which was sold during the quarter ended March 31, 2024. In exchange for the previously held investment, we received cash in escrow along with a minority partnership interest in the acquiring company, which was recorded within other assets in our consolidated balance sheets. The resulting gain of $8.6 million from this transaction was recognized in other income, net on our consolidated statement of operations. The Company believes excluding this one-time gain from Adjusted EBITDA provides a better reflection of the Company's performance as this item is not representative of our core operations.

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BEAZER HOMES

2002 SUMMIT BLVD NE, 15TH FLOOR
ATLANTA GA 30319
WWW.BEAZER.COM

BEAZER HOMES

BEAZER HOMES USA, INC.
2002 SUMMIT BLVD NE
15TH FLOOR
ATLANTA, GA 30319

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 5, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 5, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V59490-P21407 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEAZER HOMES USA, INC.

The Board of Directors recommends you vote FOR each nominee named in Proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Lloyd E. Johnson	☐	☐	☐
1b. John J. Kelley III	☐	☐	☐
1c. Allan P. Merrill	☐	☐	☐
1d. Peter M. Orser	☐	☐	☐
1e. Norma A. Provencio	☐	☐	☐
1f. June Sauvaget	☐	☐	☐
1g. Danny R. Shepherd	☐	☐	☐
1h. Alyssa P. Steele	☐	☐	☐
1i. C. Christian Winkle	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of our Board of Directors as our independent registered public accounting firm for the fiscal year ending September 30, 2025.	☐	☐	☐
3. An advisory vote regarding the compensation paid to the Company's named executive officers.	☐	☐	☐

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF BEAZER HOMES USA, INC.

February 6, 2025

Please date, sign and mail your proxy card
in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V59491-P21407

BEAZER HOMES USA, INC.
2002 Summit Blvd NE
15th Floor
Atlanta, Georgia 30319

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Beazer Homes USA, Inc., dated December 20, 2024, hereby appoints Allan P. Merrill and Michael A. Dunn (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.001, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Beazer Homes USA, Inc. to be held at 8:30 a.m., Eastern Time, on Thursday, February 6, 2025, at the Hyatt Regency Atlanta Perimeter at Villa Christina, 4000 Summit Boulevard NE, Atlanta, Georgia 30319, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be signed on reverse side)

BEAZER HOMES USA, INC.
2002 SUMMIT BLVD NE
15TH FLOOR
ATLANTA, GA 30319

Your **Vote** Counts!

BEAZER HOMES USA, INC.

2025 Annual Meeting
Vote by February 5, 2025
11:59 PM ET

V59492-P21407

You invested in BEAZER HOMES USA, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the stockholder meeting to be held on February 6, 2025.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to January 23, 2025. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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Vote in Person at the Meeting*

February 6, 2025
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*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors	
	Nominees:	
1a.	Lloyd E. Johnson	For
1b.	John J. Kelley III	For
1c.	Allan P. Merrill	For
1d.	Peter M. Orser	For
1e.	Norma A. Provencio	For
1f.	June Sauvaget	For
1g.	Danny R. Shepherd	For
1h.	Alyssa P. Steele	For
1i.	C. Christian Winkle	For
2.	The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of our Board of Directors as our independent registered public accounting firm for the fiscal year ending September 30, 2025.	For
3.	An advisory vote regarding the compensation paid to the Company's named executive officers.	For

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting and any adjournments or postponements thereof.

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